UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MONKEY ROCK GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	3669	98-0208402
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

P.O. Box 1030
Sturgis, SD 57785
Tel.: (877) 523-4070
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel.: (732) 409-1212
Fax: (732) 577-1188

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
Common Stock, $0.0001 par value per share, issuable pursuant to the Equity Credit Agreement	1,200,000	$0.59 (2)	$708,000 (3)	$82.20

(1)
We are registering 1,200,000 shares of our common stock (the “Put Shares”) that we will put to Southridge Partners II, LP (“Southridge”), pursuant to a private equity credit agreement (the “Equity Credit Agreement”) between the selling security holder and the registrant effective on November 2, 2010. In the event of stock splits, stock dividends, or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that adjustment provisions of the Equity Credit Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the closing bid price of common stock of the registrant as reported on the Over-the-Counter Bulletin Board (the “OTCBB”) on January 19, 2011.

(3)
This amount represents the maximum aggregate value of common stock which may be put to Southridge by the registrant pursuant to the terms and conditions of the Equity Credit Agreement between Southridge and the registrant.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION DATED FEBRUARY 4, 2011

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

MONKEY ROCK GROUP, INC.

1,200,000 Shares of Common Stock

This prospectus relates to the resale of up to 1,200,000 shares of our common stock, par value $0.0001 per share by the selling security holders (the “Selling Security Holders”), which are Put Shares that we will put to Southridge pursuant to the Equity Credit Agreement.

The Equity Credit Agreement with Southridge provides that Southridge is committed to purchase up to $10,000,000 of our common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Equity Credit Agreement.

Southridge is an “underwriter” within the meaning of the Securities Act in connection with the resale of our common stock under the Equity Credit Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. This offering will terminate thirty-six (36) months after the registration statement to which this prospectus is made a part is declared effective by the SEC. Southridge will pay us 92% of the average of the lowest closing bid price of our common stock reported by Bloomberg, LP in any two trading days, consecutive or inconsecutive, of the five consecutive trading day period commencing the date a put notice is delivered.

We will not receive any proceeds from the sale of these shares of common stock offered by the Selling Security Holders.  However, we will receive proceeds from the sale of our Put Shares under the Equity Credit Agreement. The proceeds will be used for working capital or general corporate purposes. We will bear all costs associated with this registration.

Our common stock is quoted on the OTC Bulletin Board under the symbol “MKRO.OB.” The shares of our common stock registered hereunder are being offered for sale by the Selling Security Holders at prices established on the OTC Bulletin Board during the term of this offering. On January 19, 2011, the closing bid price of our common stock was $0.59 per share. These prices will fluctuate based on the demand for our common stock.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 5.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities. This prospectus contains important information about us that you should read and consider carefully before you decide whether to invest in our common stock. If you have any questions regarding the information in this prospectus, please contact John Dent, our Chief Executive Officer, at: Monkey Rock Group, Inc., P.O. Box 1030, Sturgis, SD 57785 or by phone at (877) 523-4070.

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that a person should consider before investing in the Company’s securities. A potential investor should carefully read the entire Prospectus, including “Risk Factors” and the Consolidated Financial Statements, before making an investment decision.

In this prospectus, “MKRO,” “Monkey Rock,” the “Company,” “we,” “us” and “our” refers to Monkey Rock Group, Inc.

The Company

Monkey Rock Group Inc.’s Business

We believe we are positioned to become a premier retail leisure based company within the greater North American motorcycle rally industry that offers retail food, beverage, entertainment, and exhibitor services in a variety of events and venues.  The Company, through its Monkey Rock USA™ brand, successfully completed its inaugural event at the Sturgis Motorcycle Rally in August of 2009.

Our goal is to provide an evolved, modern, and environmentally sophisticated customer experience in the retail leisure based market while at the same time delivering unparalleled value to our customers. To do this, we will offer our products and services through our mobile road show, retail operations, our website and digital solutions that emphasize a unique, fun and value driven alternative to the more traditional operators in our industry.

Recent Developments

On November 2, 2010, we entered into an Equity Credit Agreement with Southridge, pursuant to which we may, from time to time, issue and sell to Southridge up to ten million dollars ($10,000,000) of our common stock. As additional consideration for the execution of the Equity Credit Agreement, we paid to Southridge (i) a due diligence fee of 350,000 shares of our common stock. Such additional shares are not included in this Registration Statement.

We issued these shares in reliance on the safe harbor provided by Regulation D Rule 506 promulgated under Section 4(2) of the Securities Act of 1933, as amended.  These stockholders who received the securities represent that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Our management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon our management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

The Offering

Common stock offered by selling security holders	1,200,000 shares of common stock.

Common stock outstanding before the offering	16,432,582 common shares as of February 4, 2011.

Common stock outstanding after the offering	17,632,582 shares.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering	This offering will terminate thirty six (36) months after the registration statement to which this prospectus is made a part is declared effective by the SEC pursuant to the Equity Credit Agreement.

Use of proceeds
We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Security Holders. However, we will receive proceeds from sale of our common stock under the Equity Credit Agreement. The proceeds from the offering will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

OTC Bulletin Board Symbol	MKRO.OB

This offering relates to the resale of up to 1,200,000 shares of our common stock, par value $0.0001 per share, by the Selling Security Holders, which are the Put Shares that we will put to Southridge pursuant to the Equity Credit Agreement. Assuming the resale of all of the shares being registered in this Registration Statement, such shares would constitute approximately 6.8% of the Company’s outstanding common stock.

On November 2, 2010, the Company and Southridge entered into the Equity Credit Agreement pursuant to which, we have the opportunity, for a three-year period, commencing on the date on which the SEC first declares effective this registration statement, to which this prospectus is made a part registering the resale of our common shares by Southridge, to resell shares of our common stock purchased under the Equity Credit Agreement. For each share of our common stock purchased under the Equity Credit Agreement, Southridge will pay ninety-two percent (92%) of the average of two lowest closing bid price (the “Bid Price”) of any two applicable trading days, consecutive or inconsecutive, during the five (5) trading day period (the “Valuation Period”) commencing the date a put notice (the “Put Notice”) is delivered to Southridge (the “Put Date”) in a manner provided by the Equity Credit Agreement.  Subject to the limitations and floor price reductions outlined below, the Company may, at its sole discretion, issue a Put Notice to Southridge and Southridge will then be irrevocably bound to acquire such shares.

The Company must specify a floor price in each Put Notice, which shall not be less than sixty percent (60%) of the average of the closing bid prices for the three (3) trading days ending immediately prior to Put Date (the “Floor Price”). In the event that, during a Valuation Period for any Put Notice, the Closing Bid Price on any Trading Day falls below the Floor Price specified in such Put Notice, then for each such Trading Day the Company shall be under no obligation to sell and the Investor shall be under no obligation to purchase one fifth (1/5th) of the Investment Amount specified in the Put Notice, and the Investment Amount shall accordingly be deemed reduced by such amount. In the event that during a Valuation Period the Closing Bid Price falls below the Floor Price for any three (3) Trading Days - not necessarily consecutive – then the balance of each party’s rights and obligations to purchase and sell the Investment Amount under such Put Notice shall terminate on such third Trading Day (“Put Termination Day”), and the Investment Amount shall be adjusted to include only one-fifth (1/5th) of the initial Investment Amount for each Trading Day during the Valuation Period prior to the Put Termination Day that the Closing Bid Price equals or exceeds the Floor Price.

Furthermore, subject to the terms and conditions of the Equity Credit Agreement, at any time or from time to time after the effectiveness of this registration statement, we can notify Southridge in writing of the existence of a potential material event based upon the good faith determination of our board of directors (the “Blackout Notice”), and Southridge shall not offer or sell any of our securities acquired under the Equity Credit Agreement from the time the Blackout Notice was provided to Southridge until Southridge receives our written notice that such potential material event has either been disclosed to the public or no longer constitutes a potential material event. If we deliver a Blackout Notice within fifteen trading days commencing the sixth day following a Put Date (the “Closing Date”), and the Bid Price immediately preceding the applicable Blackout Period (the “Old Bid Price”) is greater than the Bid price on the first trading day immediately following  such Blackout Period (the “New Bid Price”), then we are obligated to issue to the Investor a number of additional common shares (the “Blackout Shares”) equal to the difference between (i) the product of (X) the shares that were issued to the Investor on the most recent Closing Date and held by the Investor immediately prior to the Blackout Period (the “Remaining Put Shares”), multiplied by (Y) the Old Bid Price, and divided by (Z) the New Bid Price, and (ii) the Remaining Put Shares.

In connection with the Equity Credit Agreement, we paid Southridge a due diligence fee of 350,000 shares of the Company’s restricted common stock as additional consideration.

We are relying on an exemption from the registration requirements of the Securities Act of 1933, as amended (the ‘Securities Act”) and/or Rule 506 of Regulation D promulgated thereunder. The transaction does involve a private offering, Southridge is an “accredited investor” and/or qualified institutional buyer and Southridge has access to information about us and its investment.

At the assumed offering price of $0.59 per share, we will be able to receive up to $708,000 in gross proceeds, assuming the sale of the entire 1,200,000 shares being registered hereunder pursuant to the Equity Credit Agreement. We would be required to register 15,749,153 additional shares to obtain the balance of $10,000,000 under the Equity Credit Agreement at the assumed offering price of $0.59.  Neither the Equity Credit Agreement nor any rights or obligations of the parties under the Equity Credit Agreement may be assigned by either party to any other person.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Credit Agreement. These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

Southridge will periodically purchase our common stock under the Equity Credit Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Southridge to raise the same amount of funds, as our stock price declines.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Operations

For the Three Months Ended September 30,
	2010	2009
Total Revenue	$651,075	$387,280
Loss from operations	$(3,864,704)	$(239,445)
Net loss	$(3,893,487)	$(239,445)
Net loss per common share (basic and diluted)	$(0.25)	$(0.03)
Weighted average common shares outstanding	15,623,258	8,760,472

Statement of Financial Position

	September 30, 2010	September 30, 2009
Cash	$51,074	$0
Total assets	$754,382	$10,085
Working Capital	$(979,216)	$(51,888)
Long term debt	$0.00	$0.00
Stockholders’ equity ( deficit )	$(458,732)	$(47,604)

RISK FACTORS

The shares of our Common Stock being offered for resale by the selling holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested therein. Before purchasing any of these securities, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Related To Our Business

THE COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN IS IN QUESTION

The Company’s auditors included an explanatory statement in their report on our financial statements for the years ended December 31, 2009 stating that there are certain factors which raise substantial doubt about the Company’s ability to continue as a going concern. These factors include a lack of revenue generating activities in place and losses since inception.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY

We were incorporated in Delaware in December 1997. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

OUR LIMITED FINANCIAL RESOURCES CAST SEVERE DOUBT ON OUR ABILITY TO PURSUE OUR BUSINESS PLAN

The Company’s future operation is dependent upon its ability to realize sufficient financing to acquire assets that can provide stable cash flow. We cannot be certain that financing for our intended purpose will be forthcoming. Our inability to finance new business opportunities will prevent us from developing our business plan and may act as a deterrent in any future negotiations with any potential merger or acquisition candidates. Should the Company be unable to realize financing and develop what might become a profitable business opportunity, it will, in all likelihood, be forced to cease operations.

WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE

In order to maximize potential growth in our current and potential markets, we believe that we must expand our marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

In order to achieve the above mentioned targets, the general strategies of our company are to maintain and search for hard-working employees who have innovative initiatives; on the other hands, our company will also keep a close eye on expanding opportunities.

THE COMPANY MAY NOT BE ABLE TO SUCCESSFULLY EXECUTE ITS NEW LONG-TERM BUSINESS STRATEGY

The Company may not be able to successfully execute its long-term business strategy.  If the Company is not able, on a timely and cost effective basis, to successfully exit certain product lines and divest certain company assets as part of the strategy, the result could be increased costs and diversion of management attention from its focus. In addition, there is no assurance that the Company will be able to drive growth to the extent desired through its focus of efforts and resources on the Monkey Rock brand or to enhance productivity and profitability to the extent desired through continuous improvement.

MOTORCYCLE RETAILERS MAY EXPERIENCE A FURTHER DECLINE IN SALES RESULTING FROM GENERAL ECONOMIC CONDITIONS, TIGHTENING OF CREDIT, POLITICAL EVENTS OR OTHER FACTORS

The motorcycle industry has been affected by general economic conditions over which motorcycle retailers and manufactures have little control. These factors have caused a weaker retail environment leading to weaker demand for discretionary purchases, and the decision to purchase a motorcycle has been and may continue to be affected by these factors. The related tightening of credit has led to more limited availability of funds from financial institutions and other lenders and sources of capital which has adversely affected and could continue to adversely affect the ability of retail consumers to obtain loans for the purchase of motorcycles from lenders.  Should general economic conditions or motorcycle industry demand continue to decline, our results of operations and financial condition may be further substantially adversely affected. The motorcycle industry can also be affected by political conditions and other factors over which motorcycle manufacturers have little control.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS

 If adequate additional financing is not available on reasonable terms, we may not be able to undertake expansion, continue our marketing efforts and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products or services by our competition; and (iii) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE ANTICIPATE THAT WE WILL REFINANCE OUR INDEBTEDNESS FROM TIME TO TIME TO REPAY OUR DEBT, AND OUR INABILITY TO REFINANCE ON FAVORABLE TERMS, OR AT ALL, COULD HARM OUR BUSINESS AND OPERATIONS

Since we anticipate that our internally generated cash will be inadequate to repay our indebtedness prior to maturity, we expect that we will be required to repay debt from time to time through re-financings of our indebtedness and/or offerings of equity or debt. The amount of our existing indebtedness may harm our ability to repay our debt through re-financings. If we are unable to refinance our indebtedness on acceptable terms, or at all, we might be forced to sell one or more of our properties on disadvantageous terms, which might result in losses to us.  If prevailing interest rates or other factors at the time of any refinancing result in higher interest rates on any refinancing, our interest expense would increase, which would harm our business and operations.

THE COMPANY’S MARKETING STRATEGY OF APPEALING TO MULTI-GENERATIONAL AND MULTI-CULTURAL CUSTOMERS MAY NOT CONTINUE TO BE SUCCESSFUL

The Company has been successful in marketing its products in large part by promoting the experience of motorcycling. To sustain and grow the business over the long-term, the Company must continue to be successful promoting the experience of motorcycling to both core customers and outreach customers such as women, young adults and ethnically diverse adults.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF OUR OFFICERS

We are presently dependent to a great extent upon the experience, abilities and continued services of John Dent and Matt Dent, our management team.  The loss of services of any member of our management team could have a material adverse effect on our business, financial condition or results of operation.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH UNITED STATES CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

NEED FOR ADDITIONAL EMPLOYEES

Our Company’s future success also depends upon its continuing ability to attract and retain highly qualified personnel. Expansion of our Company’s business and the management and operation will require additional managers and employees with industry experience, and the success of the Company will be highly dependent on the Company’s ability to attract and retain skilled management personnel and other employees. Competition for such personnel is intense. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in our industry is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees. Our Company’s inability to attract skilled management personnel and other employees as needed could have a material adverse effect on the Company’s business, operating results and financial condition. Our Company’s arrangement with its current employees is at will, meaning its employees may voluntarily terminate their employment at any time.

IF THE COMPANY IS UNABLE TO OBTAIN ADDITIONAL CAPITAL TO OPERATE OUR BUSINESS, WE MAY NOT BE ABLE TO EFFECTIVELY CONTINUE OPERATIONS

As of September 30, 2010, the Company had a working capital deficit of $(979,216). As such, we will have to obtain additional working capital from debt or equity placements to effectively continue our operations. However, we have no commitment for the provision of working capital. Should we be unable to secure additional capital, such condition would cause us to reduce expenditures which could have a material adverse effect on our business.

Risks Related to the Company’s Stock

THE COMPANY WILL NEED TO RAISE ADDITIONAL CAPITAL TO FUND OPERATIONS WHICH COULD ADVERSELY AFFECT OUR SHAREHOLDERS

The Company will need to raise additional capital. However, we have no commitment from any source of financing to provide us with this necessary additional capital. Should we secure a commitment to provide us with capital such commitment may obligate us to issue additional shares of the Company’s common stock or warrants or other rights to acquire common stock which will result in dilution to existing shareholders. Nonetheless, if we are unable to obtain additional capital, then we will need to restrict or even cease operations, which action would adversely affect our shareholders.

WE INCURRED SIGNIFICANT EXPENSES AS A RESULT OF BEING REGISTERED WITH THE COMMISSION, WHICH NEGATIVELY IMPACTED OUR FINANCIAL PERFORMANCE

We incurred significant legal, accounting and other expenses as a result of the Sarbanes-Oxley Act of 2002, as well as related rules implemented by the Commission, which control the corporate governance practices of public companies. Compliance with these laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as discussed in the following risk factor, has substantially increased our expenses, including legal and accounting costs, and made some activities more time-consuming and costly. Further, expenses related to our compliance may increase in the future, as legislation affecting smaller reporting companies comes into effect that may negatively impact our financial performance to the point of having a material adverse effects on our results of operations and financial condition.

OUR SHARES OF COMMON STOCK ARE VERY THINLY TRADED, AND THE PRICE MAY NOT REFLECT OUR VALUE AND THERE CAN BE NO ASSURANCE THAT THERE WILL BE AN ACTIVE MARKET FOR OUR SHARES OF COMMON STOCK EITHER NOW OR IN THE FUTURE

Our shares of common stock are very thinly traded, and the price if traded may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for any loans.

WE ARE SUSCEPTIBLE TO ADVERSE WEATHER CONDITIONS

Weather is one of the principal external factors affecting our business. For example, prolonged rainstorms and/or lightening has the potential to shorten the length of the Sturgis motorcycle rally, our main revenue-generating event. While warmer weather conditions favorably impact our sales, global warming trends and other significant climate changes can create more variability in the short term or lead to other unfavorable weather conditions that could adversely impact our sales or operations.

OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING MAY NOT BE CONSIDERED EFFECTIVE IN THE FUTURE, WHICH COULD RESULT IN A LOSS OF INVESTOR CONFIDENCE IN OUR FINANCIAL REPORTS AND IN TURN HAVE AN ADVERSE EFFECT ON OUR STOCK PRICE

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 we are required to furnish a report by our management on our internal controls over financial reporting. Such report must contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting as of the end of the year, including a statement as to whether or not our internal controls over financial reporting are effective. This assessment must include disclosure of any material weaknesses in our internal controls over financial reporting identified by management. If we are unable to continue to assert that our internal controls are effective, our investors could lose confidence in the accuracy and completeness of our financial reports, which in turn could cause our stock price to decline.

THE COMPANY’S STOCK PRICE IS VOLATILE

The market price is subject to significant volatility and trading volumes could be low. Factors affecting the Company’s market price include:

●	the Company’s perceived prospects;

●	negative variances in our operating results, and achievement of key business targets;

●	limited trading volume in shares of the Company’s common stock in the public market;

●	sales or purchases of large blocks of our stock;

●	changes in, or the Company’s failure to meet, earnings estimates;

●	differences between our reported results and those expected by investors and securities analysts;

●	announcements of legal claims against us;

●	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

●	developments in the financial markets.

In addition, our stock price may fluctuate in ways unrelated or disproportionate to our operating performance. The general economic, political and stock market conditions that may affect the market price of the Company’s common stock are beyond our control. The market price of the Company’s common stock at any particular time may not remain the market price in the future. In the past, securities class action litigation has been instituted against companies following periods of volatility in the market price of their securities. Any such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

THE COMPANY’S STOCK IS A PENNY STOCK AND, THEREFORE, THE COMPANY’S SHAREHOLDERS MAY FACE SIGNIFICANT RESTRICTIONS ON THEIR STOCK

The Company’s stock differs from many stocks in that it is a “penny stock.” The Commission defines a penny stock in Rule 3a51-1 of the Exchange Act as, generally speaking, those securities which are not listed on either NASDAQ or a national securities exchange and are priced under $5, excluding securities of issuers that (a) have net tangible assets greater than $2 million if they have been in operation at least three years, (b) have net tangible assets greater than $5 million if in operation less than three years, or (c) average revenue of at least $6 million for the last three years. Pinksheets and OTCBB securities are considered penny stocks unless they qualify for one of the exclusions.

The Commission has adopted a number of rules to regulate penny stocks. These rules include, but are not limited to, Rules 3a5l-l, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-9 under the Exchange Act. Since our securities constitute a “penny stock” within the meaning of the rules, the rules would apply to us and our securities. The rules may further affect the ability of owners of shares to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark-ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

Shareholders should be aware that, according to the Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include:

●	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

●	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

●
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this Prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This Prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulations to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

USE OF PROCEEDS

The Selling Security Holders are selling all of the shares of our common stock covered by this prospectus for their own account. Accordingly, we will not receive any proceeds from the resale of the common stock. However, we will receive proceeds from any sale of the common stock under the Equity Credit Agreement to Southridge. We intend to use the net proceeds received for working capital or general corporate needs.

DETERMINATION OF OFFERING PRICE

Our common stock currently trades on the OTC Bulletin Board under the symbol “MKRO.OB.” The proposed offering price of the Put Shares is $0.59, which is the closing bid price of our common stock on January 19, 2011, as reported by the OTC Bulletin Board. The selling security holder may sell shares in any manner at the current market price.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. The declaration of dividends will be at the discretion of the board of directors and will depend upon the Company’s earnings, financial position, general economic conditions and other pertinent factors.

MARKET FOR OUR COMMON STOCK

The Company’s Common Stock is listed on the OTC Bulletin Board market and trades under the symbol MKRO.OB.

The following table sets forth the range of the high and low bid quotations of the Common Stock for the past two years in the over-the-counter market, as reported by the OTC Bulletin Board and in the Pink Sheets. The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Calendar Quarter Ended:

	High	Low
2010
June 30	$ 0.55	$ 0.55
September 30	$ 1.50	$ 1.50
December 31	$ 0.79	$ 0.79

As of February 4, 2011, the Company had approximately 90 stockholders of record.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Forward Looking Statements

The Company is including the following cautionary statement in this Registration Statement for any forward-looking statements made by, or on behalf of, the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management’s expectation, beliefs or projections will result or be achieved or accomplished. In addition to other factors and matters discussed elsewhere herein, the following are important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements: technological advances by our competitors, changes in health care reform, including reimbursement programs, changes to regulatory requirements relating to environmental approvals for the treatment of infectious medical waste, capital needs to fund any delays or extensions of development programs, delays in the manufacture of new and existing products by us or third party contractors, market acceptance of our products, the loss of any key employees, delays in obtaining federal, state or local regulatory clearance for new installations and operations, changes in governmental regulations, availability of capital on terms satisfactory to us. We are also subject to numerous Risk Factors relating to manufacturing, regulatory, financial resources and personnel as described in our Annual Report on Form 10-K. We disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Company Overview

We are a United States based retail leisure company positioned to service the greater North American motorcycle rally industry.  Currently, we have assets in real estate and in retail business operations in the short-cycle food, beverage, and entertainment industry.

On January 6, 2010, John Dent, our Chief Executive Officer and the founder of the Monkey Rock USA™ brand, purchased from the Company 50,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Acquired Shares”) for a total purchase price of Two Hundred Thousand Dollars ($200,000). The Acquired Shares represented approximately 55.56% of the Company’s issued and outstanding common stock upon closing of the stock purchase agreement.

On February 26, 2010, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Monkey Rock USA, LLC, a South Dakota limited liability company (“Monkey Rock LLC”) and the existing unitholders of Monkey Rock LLC.  Pursuant to the terms of the Share Exchange Agreement, the unitholders of Monkey Rock LLC exchanged 1,000 membership units of Monkey Rock LLC, representing 100% of the issued and outstanding membership units of Monkey Rock LLC, for 654,650,000 newly issued shares of the Company’s common stock, representing approximately 88% of the Company’s outstanding common stock.

On March 5, 2010, the Company executed a 1-for-85 reverse split. All share and per share amounts have been retroactively restated.

Plan of Operation

We believe we are positioned to become a premier retail leisure based company within the greater North American motorcycle rally industry that offers retail food, beverage, entertainment, and exhibitor services in a variety of events and venues.  The Company, through its Monkey Rock USA™ brand, successfully completed its inaugural event at the Sturgis Motorcycle Rally in August of 2009.

Our goal is to provide an evolved, modern, and environmentally sophisticated customer experience in the retail leisure based market while at the same time delivering unparalleled value to our customers. To do this, we will offer our products and services through our mobile road show, retail operations, our website and digital solutions that emphasize a unique, fun and value driven alternative to the more traditional operators in our industry.

Recent Developments

On August 2, 2010, the Company entered into a contract with a concert promoter to sponsor a concert series called Rock N’ Rev from August 9-13, 2010 on the Company’s property in Sturgis, SD.  These concerts were held during that period with some high profile bands performing including “Guns N Roses” who made their first U.S. appearance in four years at the Rock N’ Rev event. The Company is currently negotiating with concert promoters to sponsor concerts in other venues around the United States. The Company is hopeful that these potential partnerships could increase the visibility of the “Monkey Rock” brand name and generate profits. However, there can be no assurance that future concert venues can be obtained, and if they do occur, will generate profits for the Company.

Results of Operations

Three Months Ended September 30, 2010 (Consolidated) Compared to the Three Months Ended September 30, 2009

Revenues and gross profit for the three months ended September 30, 2010 were $651,075 and $502,128 compared to $387,280 and $96,671 for the three months ended September 30, 2009. The Company began generating revenues in the third quarter of 2009 due to its participation in the Sturgis Motorcycle Rally.  The Company experienced an increase in revenue and gross profit primarily attributable to further branding and awareness of the Company and Rock N’ Rev event during the three months ended September 30, 2010 as compared to a similar event in the corresponding three months ended September 30, 2009.  For both the three months ended September 30, 2010 and 2009, substantially all of the Company’s revenues were earned during the August Sturgis, South Dakota bike rally.

General and administrative expenses for the three month period ended September 30, 2010 amounted to $4,366,832 as compared to $336,116 for the corresponding three months ended September 30, 2009. The increase is primarily attributable to an increase in stock based compensation of $4,019,592.

Nine Months Ended September 30, 2010 (Consolidated) Compared to the Period from June 5, 2009 (Inception) to September 30, 2009

Revenues and gross profit for the nine months ended September 30, 2010 were $651,549 and $502,572 compared to $387,280 and $96,671 for the period from June 5, 2009 (Inception) to September 30, 2009. The Company began generating revenues in the third quarter of 2009 due to its participation in the Sturgis Motorcycle Rally.  The Company experienced an increase in revenue and gross profit primarily attributable to further branding and awareness of the Company and Rock N’ Rev event during the nine months ended September 30, 2010 as compared to a similar event in the period from June 5, 2009 (Inception) to September 30, 2009. For both the nine months ended September 30 2010 and 2009, substantially all of the Company’s revenues were earned during the August Sturgis, South Dakota bike rally.

General and administrative expenses for the nine month period ended September 30, 2010 amounted to $4,647,900 as compared to $429,048 for the period from June 5, 2009 (Inception) to September 30, 2009. The increase is primarily attributable to an increase in stock based compensation of $4,034,717.

One Month Ended December 31, 2009

In connection with the reverse merger, the Company failed to change its fiscal year end to that of the accounting acquirer, Money Rock USA, LLC. As a result, the Company has included the Statement of Operations and Cash Flows for the one month period ended November 30, 2009. There is no prior comparison as the accounting acquirer was incorporated on April 30, 2009 and became operational on June 5, 2009.

Revenues and gross profit for the one month period ended December 31, 2009 was $1,000.  In addition to its participation in the Sturgis Rally during the quarter ended September 30, 2009, the Company generated sales of merchandise, which accounted for all of the Company’s revenues during the period ended December 31, 2009. General and administrative expenses for the one month period ended December 31, 2009 amounted to $25,785, comprised primarily of rent expense on its Sturgis facility and other miscellaneous expenses.

During this one month period, the net decrease in cash was $11,803, primarily comprised of an operating loss of $24,785, partially offset by changes in operating assets and liabilities.

Liquidity and Capital Resources

The Company has experienced significant changes in liquidity, capital resources, and stockholders’ deficit. Our principal sources of liquidity consist of cash and cash equivalents. We plan to initially fund our operations through financing activities consisting primarily of private placements of debt and equity securities with existing shareholders and outside investors. Our principal use of funds has been and will be for the further development and expansion of our Monkey Rock USA™ brand, for capital expenditures and general corporate expenses.

As reflected in the accompanying unaudited financial statements, the Company had a net loss of $4,207,517 and net cash used in operations of $202,100, respectively, for the nine months ended September 30, 2010.  The Company also has a working capital deficit of $979,216 and stockholders’ deficit of $458,732 for the nine months ended September 30, 2010.

Net cash used in operating activities for the nine months ended September 30, 2010 increased to $202,100 compared to $180,853 for the period from Inception to September 30, 2009. This increase is primarily attributable to further developing the Monkey Rock brand.

Net cash used in investing activities for the nine months ended September 30, 2010 was $74,697, which consisted of $74,697 to purchase staging, seating and equipment, compared to $407,639 for the period from Inception to September 30, 2009.

Cash flow provided by financing activities was $313,861 for the nine months ended September 30, 2010. Cash flow provided by financing activities for the period from Inception to September 30, 2009 was $592,616. This decrease is primarily attributable to repayments of notes to related parties during the nine months ended September 30, 2010 in the amount of $341,276.

As of September 30, 2010, we had cash and cash equivalents of approximately $51,000. The Company’s cash current cash on hand, proceeds of loans from our Chief Executive Officer subsequent to the period ended September 30, 2010, and revenues from the 2010 Sturgis Rally will be not be sufficient to meet our working capital requirements for the next twelve month period.

Going Concern

As a result of our net loss from operations, net cash used in operations, deficit accumulated as of September 30, 2010, and since we were inactive prior to our merger with the Company in February 2010, our ability to continue as a going concern is in substantial doubt. Our ability to continue as a going concern is subject to the ability of the Company to generate profits from operations and/or obtaining the necessary funding from outside sources. Management’s plan to address the Company’s ability to continue as a going concern includes (i) obtaining funding from private placement sources; (ii) obtaining additional funding from the sale of the Company’s securities; and (iii) obtaining loans from shareholders as necessary. Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern, and to pursue an acquisition strategy through the methods discussed above, there can be no assurances that such methods will prove successful.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. This update will become effective for the Company with the interim and annual reporting period beginning January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will become effective for the Company with the interim and annual reporting period beginning January 1, 2011. The Company will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Other than requiring additional disclosures, adoption of this update will not have a material effect on the Company’s consolidated financial statements.

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2010-06, “Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). ASU 2010-06 amends ASC 820, “Fair Value Measurements” (“ASC 820”) to require a number of additional disclosures regarding fair value measurements. The amended guidance requires entities to disclose the amounts of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers, the reasons for any transfers in or out of Level 3, and information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. The ASU also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. The amended guidance was effective for financial periods beginning after December 15, 2009, except the requirement to disclose Level 3 transactions on a gross basis, which becomes effective for financial periods beginning after December 15, 2010. ASU 2010-06 did not have a significant effect on the Company’s consolidated financial position or results of operations.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Such estimates for the period ended September 30, 2010 and 2009, and assumptions affect, among others, the following:

●	estimated useful lives for property and equipment; and
●	potential obsolescence and impairment of inventory, property and equipment and liquor license

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Intangible Assets

Valuation of intangible assets include significant estimates and assumptions such as estimating future cash flows from product sales, developing appropriate discount rates, estimating probability rates for the successful completion of projects, continuation of customer relationships and renewal of customer contracts, and approximating the useful lives of the intangible assets acquired.

Revenue Recognition

The Company followed the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition.  The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) product delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.  Revenue is recognized at point of sale, with no further obligation for the following:

●	food and beverage products;
●	vendor booth space;
●	Sponsorships; and
●	t-shirts

The Company reports revenue net of sales and use taxes collected from customers and are remitted to governmental taxing authorities.

 Share Based Payments

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded as a component of general and administrative expense.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities.”

BUSINESS

Corporate History

The Company was incorporated as “Innovin Development Corporation” on December 18, 1997, in the State of Delaware. On March 5, 1998, we changed our name to “Anglo-Sierra Resources Corp.” and on March 15, 1999, to “Bullet Environmental Technologies, Inc.,” to reflect a focus on divergent business operations. We changed our name to “ComCam, Inc.” on June 3, 2002, as the result of our acquisition of ComCam International.

On January 10, 2005, the Company elected to be regulated as a Business Development Company (“BDC”) as outlined in the Investment Company Act of 1940 by filing a Form NT-54A with the U.S. Securities and Exchange Commission (“Commission”). On December 28, 2006, the holders of a majority of the outstanding shares of our common stock entitled to vote executed a written consent that approved the withdrawal of our BDC election. On March 9, 2007, we filed a notice of our withdrawal on Form NT-54C with the Commission.

We operated ComCam International as a wholly owned subsidiary from June 3, 2002, until December 28, 2007, when we completed a 100% dividend of ComCam International’s shares to our shareholders on a pro rata basis of one share of ComCam International’s common stock for every twenty shares of our common stock held as of the dividend record date. Our board of directors decided to “spin-off” ComCam International in order to separately focus the attention of the financial community on ComCam International’s business, with the intention of improving its access to financing while enabling the Company to seek out other technology based business opportunities in the development stage.

The Company’s principal place of business is located at P.O Box 1030, Sturgis, SD 57785.

Our registered statutory office is located at the Company Corporation, 400-2711 Centerville Road, Wilmington, Delaware, 19808.

Change of Control

On January 6, 2010 (the “Closing Date”), John Dent (“Dent”) acquired the majority of the issued and outstanding common stock of ComCam, Inc., a Delaware corporation (the “Company”), in accordance with a stock purchase agreement (the “Stock Purchase Agreement”) by and among Dent, Don Gilbreath (the “Principal”) and the Company. On the Closing Date, pursuant to the terms of the Stock Purchase Agreement, Dent purchased from the Company 50,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Acquired Shares”) for a total purchase price of Two Hundred Thousand dollars ($200,000). The Acquired Shares represented approximately 55.56% of the Company’s issued and outstanding common stock upon closing of the Stock Purchase Agreement.

As of the Closing Date, Dent was appointed as the Company’s President, Chief Executive Officer, and Director. Don Gilbreath then resigned as the Company’s President and Chief Executive Officer on the Closing Date. Mr. Gilbreath also resigned as a member of the Company’s Board of Directors and as the Company’s Chief Financial Officer as of the 11th day following the filing of a Form 14f-1 with the Securities & Exchange Commission (“SEC”).

Share Exchange Agreement

On February 26, 2010, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Monkey Rock USA, LLC, a South Dakota limited liability company (“Monkey Rock”) and the unitholders of Monkey Rock.  The closing of the transaction took place on February 26, 2010. Pursuant to the Share Exchange Agreement, the unitholders of Monkey Rock exchanged 1000 membership units of Monkey Rock, representing 100% of the issued and outstanding membership units of Monkey Rock, for 654,650,000 newly issued shares of the Company’s common stock, par value $0.0001 per share, representing approximately 88% of the Company’s then issued and outstanding common stock. Concurrently, Mr. Matthew Dent was appointed as a member of the Company’s board of directors.

General

Monkey Rock USA, LLC was incorporated in the State of South Dakota on April 30, 2009.  Monkey Rock USA, LLC (hereinafter, “Monkey Rock” or the “Company”) was formed as a retail leisure based company that is initially designed to operate within the greater North American motorcycle rally industry and expanding into gaming, hotels and resorts. Operating as an event company that caters to those attending as consumers and leisure seekers, Monkey Rock was founded as a result of an obvious and notable gap in this short cycle events industry where, nationwide, large volumes of consumers attend these commercial entertainment based events.

Monkey Rock was created to cater to an evolving demographic of rally attendees; the one that is driving the commercial viability of these carnival type events where the old stereotypical biker morphed into the doctor who bought and has become loyal to the Harley Davidson dealer.  Monkey Rock’s model and concept is unique in that it is modern and environmentally sophisticated compared to other operators in our sector; Monkey Rock is the first player in years to enter the market in a substantial way and raises the collective standard of excellence in an aging sector that has become complacent.  Given current market conditions, the Company is positioned to acquire high quality assets within the industry at below market rates and stands to capitalize on substantial growth opportunities and positive cash flows through the acquisition of real property and businesses with proven goodwill.

To date, all Monkey Rock’s start-up costs and operations have been privately funded by its Founder and CEO. Monkey Rock successfully completed its inaugural event at the 2009 Sturgis Motorcycle Rally in August of 2009 and continued that success at the same event in 2010.  First event turnover surpassed $400,000 in ten days. In 2010, the turnover grew to over $600,000 in its second year through organic growth. The Company is confident that its carefully selected acquisitions will add significant value to the business and provide excellent growth opportunities for investors in a rebounding economic environment.

Concurrent with the Share Exchange Agreement, the business of Comcam Inc. changed and the Company began operating as the Monkey Rock Group, Inc., headquartered in Sturgis, SD, specializing in leisure related businesses and real estate interests.  The Monkey Rock Group, Inc. is an early stage company focused on developing our interests initially in the United States in the short-term (next 12–18 months) primarily in the motorcycle industry by positioning retail assets in anchor rally markets.

We operate in an industry where there are few sophisticated operators that employ a Fortune 1000 management philosophy, and where food, beverage and entertainment venues have done little to evolve with an aging and rapidly growing population of lifestyle event attendees and leisure consumers.  Our core asset is the Monkey Rock USA™ brand that currently operates a retail food, beverage, entertainment and exhibitor services concept in Sturgis, SD. We believe the Monkey Rock USA™ model and concept is unique in the respect that it is modern and environmentally sophisticated compared to other operators in its sector.

We believe through selected acquisitions we can add significant value to the business and provide excellent growth opportunities.  Monkey Rock USA was designed with the intent to be unique, identifiable and associable and one that could cross a multitude of sectors in the areas of entertainment, foodservice, hospitality, shopping, gaming and consumer goods.  We have created the brand with two identifying characters that serve as an animated ‘human’ connection between the brand and consumer. Rock and Roxanne, a male gorilla and his seductive female sidekick are adult personalities that think and act as grown-ups seeking a quality leisure experience – consistent with we deliver to our customer at Monkey Rock USA. A sort of Las Vegas themed ‘what happens here, stays here,’ albeit Monkey Rock’s is more commercial in strategy so as not to disconnect from the family demographic.

We have been able to generate significant brand equity in a short period of time with just two events and less than three weeks of total operations.

Our initial target acquisition is a 12-acre property based in central Florida that is currently operating as a mixed use commercial/residential property; significant within the motorcycle industry as it is home to a large motorcycle dealership and is a commercial site for the two big motorcycle rallies in the central Florida market annually; “Bike Week” in March and “Biktoberfest” in October – drawing approximately 500,000 and 250,000 attendees, respectively.  This property is situated at the junction of two well traveled thoroughfares in central Florida. The property operates with a number of different revenue streams to primarily include a hospitality based business, leased retail space, food and beverage concessions, townhomes rentals, CAM management , short-term vendor space rental and sponsor/advertiser sales.  Within the motorcycle industry, this property is well known as one of the more strategic venues attached to this lifestyle sector of bike enthusiasts and is well attended during the spring and fall motorcycle rallies as well as during the rest of the year as the motorcycle dealership draws a regular trade from loyal bike enthusiasts.  The site has dozens of acres of available land for expansion, most of which remains undeveloped and most of which is held by the Seller, who wish to divest these non-cash flowing assets. The Company is currently in negotiations with the Seller to acquire this property and its related assets. It is our intention to close on this deal before the end of Q1 2011.  Further, the Company has identified Los Angeles, Miami and Las Vegas as its key expansion markets for the continued roll-out of our “Monkey Walk” concept. We are actively looking for properties in each of these strategic markets now.

Re-branding and Expansion Strategy

Our objective is to develop this property into a large-scale Monkey Rock USA branded “Monkey Walk” venue that offers leisure, shopping, entertainment, hospitality and food and beverage services.  We further intend to grow revenues on the existing 12 acres to $15M+ annually with the addition of new bars, nightclub, food service and special events revenues. With the adjoining available acreage that remains available for development, we also intend to build a world-class amphitheater venue for concerts and music festivals and a state-of-the-art luxury RV resort to complement the existing property.

The following are the short, medium and long-term objectives with the target acquisition:

Short Term (next 12-18 months)

●	Complete acquisition of the property
●	Begin promotion of new on-site special events
●	Completely re-brand the property
●	Realize 100% occupancy with available retail space
●	Begin ‘Monkey Business’ nightclub operations

Medium Term (next 36 months)

●	Begin Company operated branded bar/restaurant operations
●	Begin ‘Monkey Beach’ operations
●	Acquire additional adjoining land
●	Begin construction of RV resort
●	Begin construction amphitheater

Long Term (3 – 5 years)

●	Begin operation of RV resort
●	Begin amphitheater operations

The Company has successfully achieved its initial objectives of concept launch and becoming a US publicly traded company. Introduction of the Monkey Rock USA brand to the general public with two successive years of large-scale event operations at the Sturgis Motorcycle Rally 2009 and 2010 in Sturgis, SD have provided the Company with a great operational foundation and have provided for excellent brand equity in a very short space of time.

Going forward, the Company plans to capitalize upon its momentum by realizing outstanding acquisition opportunities and interest from other operators, event promoters and site owners who are desirous to partner with Monkey Rock for its unique leisure model. The goal within the scope of the business plan (by 2015), is to become the next great global adult-styled leisure brand, entertaining people in the 21 – 70 year old group in the US, Asia and Europe in both live and digital/fantasy environments (gaming, virtual worlds, etc.).

To date, management has internally funded all Company’s start-up costs and maintained cost controls, thereby, avoiding expensive and dilutive financing. As a result the Company is now well positioned. The Company’s objective is to acquire adequate financing to close on our first target acquisition; a mixed-use motorcycle centric venue in central Florida

The Monkey Rock USA “Monkey Walk” Concept

“Monkey Walk” is the Disneyland of multi-purpose motorcycle venues loosely following the “Universal CityWalk” concept, but with a more adult themed operation. The Company firmly believes that this concept is unique and will regularly draw consumers because of its destination model that provides a full spectrum of offerings for a day/evening out.  As our heavily branded concept is truly unique in the US, the Company will add to the Monkey Walk appeal by combining other well established food, beverage and entertainment concepts like ‘One Eyed Jacks Saloon’, ‘Full Throttle Saloon’, ‘Ace Café’ and ‘Outback Steakhouse,’ etc.  In addition to adding iconic brands to these properties as tenants and/or JV partners, we’ll expand the hospitality operations to something more akin to a Las Vegas or Miami styled leisure concept complete with a ‘Rehab’ or ‘Nikki Beach’ type operation as nothing of the sort exists in these targeted markets.

Expansion Strategy

Aggressive growth has been the core goal of the Company since its inception as our business model provides for the building of a substantial brand through high-profile exposure and volume of retail traffic. The expansion strategy is to grow by way of acquisition and organic growth – realizing great deals on real estate resulting from the recession.  With the acquisition of assets that add immediate positive cash flow and that are underdeveloped, we are confident that we can leverage cash flows, rising equity in the real estate holdings and new stock issues to finance the Company’s long-term expansion plans.

Real Estate

The U.S. real estate market is depressed and we know that value in land assets will return. Therefore, the US market remains a logical investment option for real estate deals and the ability to take advantage of the recession is an added value to the MKRO business.  Management intends to capitalize on what is likely the best real estate investment climate in several generations by acquiring undervalued real estate at or near the bottom of the market where banks are seeking to divest themselves of paper at steep discounts in trade for liquidity as a glut of foreclosures is beginning to flood the market.

●
THE ROAD SHOW – The Monkey Rock USA road show is a mobile concept that will travel nationally to market the brand and concept; delivering Monkey Rock to people’s door steps. The road show will vary in configuration from a completely custom mobile branded 70 foot tractor/trailer rig that will house a Monkey Rock USA store, game stations, lounge and accompanying leisure/entertainment space to also include our branded 10,000+ sq. ft. tent with full scale Monkey Rock USATM food, beverage and entertainment concept offering.

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RETAIL OPERATIONS – The Monkey Rock USA fixed/bricks and mortar locations, to include Sturgis, SD and all future acquisitions. ‘Retail operations’ will comprise everything from an event based position to properties that the Company will develop into scaled models comparable to Universal Studios City Walk located in Orlando, Florida that operate year-round and are complete with e-zones consisting of bars, restaurants, nightclubs, live entertainment offerings, retail stores, vendor space and services or any combination thereof, as appropriate. We are currently in negotiations for one of the largest of these type properties in the United States.  Each retail site will operate as a separate legal entity owned by Monkey Rock Group, Inc. and will pay rent or equal consideration to a Monkey Rock Group REIT that will hold all the real estate assets.

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WEB SITES – Aside from the traditional purposes of a web site as an information portal, the Company will use its web sites as retail stores where it will sell its perpetually evolving lines of branded merchandise, as well as for the development of the most comprehensive sector specific social networking portals, online classifieds and branded game play stations.

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DIGITAL PRODUCTS – Through existing public social networking sites (Facebook, MySpace, etc.), the Company will develop games and applications available to the game playing and application download population (branded apps, ringtones, wallpaper, etc.). Mobile versions of many of these digital technologies will be available to consumers also, all of which are relatively inexpensive to develop and are part of our cash flow model.

The Business, its Management Team and Ownership

The Company is comprised of experienced individuals in the fields necessary to fulfill its effective management requirements and they are poised to add key personnel to manage its plans for rapid expansion. Monkey Rock’s management maintains personal and professional relationships with industry experts who are capable and eager to join the Monkey Rock team because of the opportunity associated with a high growth, aggressively expanding early-stage company.  Monkey Rock’s founder and Chief Executive Officer is John Dent, who is a perennial serial entrepreneur who, prior to launching the Monkey Rock Brand, has successfully started several companies from scratch spanning a variety of different industries over several decades including real estate development and construction, healthcare, motorcycle breaking/parting, motorcycle racing and freight transport.

Staffing and Key Personnel

People are the most critical component of any business. Growth is only sustainable with key people in the right positions and with the right kind of experience. Recruitment of key personnel requires commitment and effort and from the top down and the Company invests in both recruitment and training.

Every position in a service operation, be it front or back of house, has a direct effect on sales and the overall experience realized by a customer and from Chief Executive Officer to restroom attendant, Monkey Rock identifies and recruits the best of the best. It should be noted that the key personnel for most businesses that Monkey Rock is looking to acquire is prepared to stay on for the initial transition period of at least one year to ensure a seamless handover and delivery of projected cash flows. It happens that these assets are some of the most successful businesses in their respective sectors and have been built by those key people.  Therefore, Monkey Rock benefits from non-hostile acquisitions and will allow us to tap into the knowledge and expertise of these key individuals.

Objectives

It is the Company’s goal to grow into the dominant entertainment brand in its industry within 24 months by being smart, capitalizing on opportunities, providing an evolved, modern leisure experience and by providing unparalleled value for money to its customers.  The Company has successfully achieved its initial objective of concept launch and introduction of the Monkey Rock brand to the general public with its first event operations at this year’s Sturgis Motorcycle Rally in Sturgis, SD.  Going forward, the Company plans to capitalize upon its momentum in Sturgis by realizing outstanding acquisition opportunities and offers from other operators, event promoters and site owners who have the desire to partner with Monkey Rock for its unique leisure model.  As a result of management’s ability to internally fund the large-scale start-up of the Company and its concept, quality deals are immediately available to the Company for acquisition. Management can accomplish this with a successful market launch of Monkey Rock and it is therefore the Company’s objective to raise adequate funding to accomplish this prior to Spring 2011.  A successful launch allows the Company to move quickly on high-quality opportunities whereby it can create a unique and formidable controlling position in its marketplace. Additionally, adding assets that will add positive value to the Company’s cash flow and balance sheet.

Products and Services

Monkey Rock is a retail provider of food, beverage, entertainment and exhibitor services to the general public. Monkey Rock provides a unique blend of general and VIP food and beverage services in an upscale commercial leisure environment by employing an eclectic blend of different entertainment varieties. Monkey Rock’s entertainment platform is comprised largely of skilled, attractive and talented female entertainers as well as live music and modern circus type acts as part of its entertainment offering.

Exhibitor/vendor services include clean, well designed retail space in high traffic areas, high quality locations together with value added services to include free high bandwidth WiFi, access to business machines, on site RV and collateral equipment storage, corporate, sanitation facilities and secretarial services where applicable.

Revenue Streams – Current and Future

The Company generates its core income through the sale of food and beverage products, vendor/exhibitor space and branded merchandise sales. With the current industry model, branded merchandise and apparel items are key items to success.

Sponsorships and advertising also add significant revenues to high quality, well located properties. While the acquisition of added assets that interest the Company tend to be located in large rally markets, some of the target businesses operate year round and will add stable, year-round cash flow to the Company’s ledger.

Monkey Rock’s initial expansion targets include properties that serve as scaled commercial shopping malls and are located in places that draw daily traffic and trade. As such, space rental (long-term retail tenants under lease) will become a new revenue stream that will serve the Company’s bottom line favorably.

The initial target property for which we are expecting to acquire has operations that currently realize annual revenues of more than $3M from the following sources:

●	Leasehold income from retail tenants;
●	Short-term space rental;
●	Hotel operations and residential rentals;
●	Beverage sales;
●	Sponsorship/advertising; and
●	CAM Management.

In addition to expanding existing revenues by implementing an aggressive marketing strategy and attracting consumers to the property with the rollout of regular special on-site events, the Company believes the addition of new retail operations – both Company operated and the development of new retail space for lease, will help increase revenues going forward.

Ancillary revenues will come from the sale of parking, tobacco products, ATM and game play fees (Monkey Rock USA casual games and virtual world products), mobile phone applications, ringtones and other digital products the Company intends to develop to create loyalty and generate revenues.  The Company feels strongly that the advent and offering of its digital products will add healthy cash flows to the existing and traditional income model of a leisure concept.

Markets

Sturgis South Dakota, as the largest and sentimental favorite of all motorcycle rallies, is a key market for Monkey Rock, as key acquisition targets exist here. Expansion markets include Daytona Beach, FL, where the ability to build a substantial presence is great and also serves as an equal to Sturgis in event attendance and equal to or greater than in commercial performance in the motorcycle rally sector. The Company’s targets are those that see daily traffic and trade and that are destination beacons for the large sector events.  Daytona is a natural expansion market for the Company because of its viability as a sporting event destination for auto racing as it is home to the Firecracker 400, the Rolex 24 hours of Daytona and the Nationwide Series all of which lead into the Daytona 500 which serves as the opening race for the annual NASCAR series of auto races.  Additional target markets are those where large social and sporting events, generally lasting for five days or longer and whose attendance exceeds 200,000. At the current time, target expansion markets include Myrtle Beach, SC, Panama City, FL, Leesburg, FL, Talladega, AL, Fontana, CA, Homestead, FL, Darlington, SC, Sebring, FL, Laconia, NH, Jonestown, PA, Laughlin, NV, Las Vegas, NV, Pendleton, OR, Calgary, Alberta and a number of other North American destinations serving as home to short term sporting and social events.

Competitive Advantages

Monkey Rock operates in a climate that is largely assembled of disorganized, disjointed operations. Due to the grueling nature of short ‘sprint’ type events that are transient types and require a great deal of organization and energy and require the right personnel who are capable and comfortable with a traveling existence, Monkey Rock stands at a real advantage to most other competitors.

Further, our model is unique. Monkey Rock is modern and employs a level of sophistication throughout its operating footprint that does not generally exist in traveling ‘road show’ type operations. We are new, young and energetic and come from a background foreign to most other operators that allow us a fresh perspective that affords us entry without pre-existing stereotypes.

Economies of scale are realized when volume of orders increase, where marketing functions can be combined, and when a brand becomes large enough that its name becomes synonymous to its target customers as well of a variety of other advantages, both direct and indirect. We will be able to immediately realize the advantages of economies of scale with Monkey Rock as we expand and take on new properties and grow our presence.

A major upside to our growth is as a marketing/sponsorship vehicle. With a concept that has a national presence with a high volume beverage delivery model and in particular that has a target male customer of drinking age and disposable income, we position ourselves as a formidable brand with which the largest beverage brands in the world look to partner. Monkey Rock is already in the pipeline with brands like Anheuser-Busch/InBev, Coors, Diageo, Jack Daniels, Coca-Cola and some of the key multi-national energy drink brands and can provide evidence of this support and interest in growing our current relationships with these companies.

Target Customer

Monkey Rock’s target customer is a white collar professional who has disposable income adequate enough to own a motorcycle as a leisure vehicle. Most every event that serves as a target for our model, the attendee population has advanced in profile and grown in number, but the greater service infrastructure has not. As these events are being populated by more sophisticated consumers, we’re looking to capture the strength of the attendee driving these events.

Ours is the event tourist and local area resident male between the age of 25 and 65 who earn at least $50,000 annually. Monkey Rock looks to serve both a male and female audience and is one where husband and wife can attend together and enjoy a day or night of quality food, service and entertainment in a non-biased, entertainment based environment.

Risks and Challenges

Inherently, there is always risk with anything new. Monkey Rock is no different when a new product, service, concept or brand is introduced to the market. Although the Company has soundly answered the early questions as to concept viability and acceptability at the largest industry event in Sturgis, SD, it remains unknown whether our model will be embraced in expansion markets.  The economy remains uncertain to some extent, although the U.S. is heading away from recession; there is still risk ahead with an economy in the process of recovery.  Management personnel are often difficult to secure and properly motivate when a company expands rapidly. It is further compounded when the concept is a transient one and added attention and resource is required by the Monkey Rock management team to ensure that we can acquire the appropriate managers and staff to effectively grow the business at the rate we’re designed for.  As the Monkey Rock entertainment platform retains much of its value in being unique, mining talent that is of the right caliber and fit is critical and the ability for us to keep our entertainment fresh and cutting edge will forever be a challenge and one for which we are aware.

Competition

Although there is not a single leisure brand that has a nationwide presence in any of the temporary events where Monkey Rock will participate, local and regional brands do exist with varying degrees of success and established market share.

The Sturgis market has long standing venues such as the Buffalo Chip; a 1,000 acre campground that offers headline bands nightly and accommodates 20,000 campers, Full Throttle Saloon; a food, beverage and entertainment venue with small vendor and exhibition space that also offers live bands in different formats, One Eyed Jacks; a restaurant and bar environment that is at the absolute heart of the Sturgis Rally in the downtown sector and accommodates 2,800 guests, the Loud American and the Broken Spoke; both of similar size with occupancies of approximately 600, serving food and beverage products and offering live entertainment. All of these venues provide varying degrees of food, beverage and entertainment and are real competition to Monkey Rock.

Daytona Beach has many well established brands that serve the same customer type. Seasoned venues such as Froggy’s, Full Moon Saloon, Iron Horse and Broken Spoke, all of whom are high volume bar and entertainment type environments exist in Daytona and are known. There are a plethora of other operations that serve event attendees with varying degrees of goodwill and stature.

Adaptability of the Brand – The Future Ahead

In addition to the North American motorcycle rally circuit, Monkey Rock is fashioned to be adaptable to a variety of audiences and cultures to include rodeo and livestock events, auto races and rallies, boat shows and consumer events – anywhere large groups of consumers come together for commerce and leisure activities combined and where there is a shortage of sophisticated leisure infrastructure.  Monkey Rock plans to grow the brand from the outset as a traveling concept into fixed locations in sound leisure markets like Las Vegas, Reno, Los Angeles, Miami, San Diego, San Francisco, Dallas, etc. and growing into hospitality and gaming.

By design, Monkey Rock has been established as something that can cross a variety of industry lines while keeping the integrity of the brand consistent with the core concept. The Company is a branding exercise with the value ultimately resting within the brand and its real estate holdings. The ‘Monkey’ mascot will change appearance depending upon event type; the core bandana and biker attire for motorcycle rallies, a straw hat, lariat and chaps for livestock events and a helmet and racing suit for auto races, “Rock” the monkey has been designed to adapt and appeal to his targeted culture of attendees.

Strategic Partners

Development of strategic partners is a critical component of Monkey Rock Group’s business plan as it evolves its Monkey Rock USA operations. In our first few months of operation we have already attracted attention from numerous global multi-national brands potentially seeking to partner with us.  Within its initial target motorcycle market, the Company will develop partners (sponsors, advertisers, strategic) in each of the following categories, among others:

●	Insurance
●	Beer brand
●	Spirits brands
●	Energy drink
●	Soft drink
●	Motorcycle manufacturer
●	Celebrity/spokesperson(s)

As there are virtually no other brands with a nationwide presence at event based opportunities and particularly those coupled with fixed locations, we believe that Monkey Rock USA is an incredibly valuable target for regional, national and multi-national brands looking for exposure nationwide in a high-volume, upscale leisure environment and is evidenced by its ability to appeal to those sectors mentioned above.

From a cross-marketing and brand association standpoint, the Monkey Rock USA brand is a proprietary value to these the sponsor/advertiser market as it grows. There remains little competition or value provided by other leisure concepts, allowing Monkey Rock a wide open landscape for development of value-added strategic partners. In simplest terms, we believe that we have the ability to generate substantial high margin revenue from brands seeking exposure to the Company’s target audience. The upside is revenue, brand affiliation, external marketing exposure and value-added business opportunities.

Goodwill and Inertia

The Monkey Rock concept and the brand were exceptionally well received by the motorcycle rally enthusiasts in Sturgis, SD and it worked in the worst market conditions since the great depression. Bearing in mind that Sturgis is a town with a natural population of 6,400 and the Rally is attended by a half million people, it is construed to be the most diverse and wide-ranging audience of any short cycle event in North America.  Our marketing plan was equally successful and as a new concept, Monkey Rock was the popular topic in Sturgis, meaning the same throughout this billion dollar industry.  Nationwide, we have made an impact as a result of our success in Sturgis. It is important to capitalize on momentum and we have immense attention now. We have been approached by operators, promoters, vendors, sponsors, property owners and potential strategic partners who want to be involved with Monkey Rock USA as a result of our success at the Sturgis Motorcycle Rally in 09 and 10.

Marketing

Aside from the Monkey Rock concept being unique, the marketing plan undertaken to promote the brand has been very successful from launch. Management retained a world-class design team to help create the visual delivery of the likenesses we are building and it has been remarkably well received.

The graphic imagery and ad content is unique within our sector and has set the Monkey Rock brand apart from the competition from the beginning and we will continue to build upon this as it is largely what has given cause for the brand to have a stand-alone life that has been created organically. Monkey Rock has employed many of the more traditional mediums of advertising to include outdoor (billboards), radio, print (glossy magazines, newspapers), brochures and fliers, event guides and web site/internet to market itself and in a market like that of Sturgis, it is tried and tested stuff that has been proven successful.

Web Site

The Monkey Rock web site (www.monkeyrockusa.com) has been developed as a state-of-the-art web portal that serves the brand and the concept (and the industry itself) well. It is modern in design and informative in content. It is probably the most comprehensive Sturgis related site on the internet and is a wealth of information of all things Monkey Rock as well as the Sturgis area/western South Dakota region and its famed motorcycle rally. It is feature rich and also serves as a social networking portal. It has a full e-commerce facility and database infrastructure as part of its core foundation. Most all of the early investment has been undertaken and sits in a great position to build from a local Sturgis event site into a national/global portal.

The Future

While it is the Company’s design to anchor its early stage life largely in the motorcycle rally industry, the Company has explicit plans to touch upon other short-cycle and lifestyle events before evolving into gaming, hospitality and resorts. Quality consumers will see Monkey Rock USA at NASCAR, Pro Rodeo, Livestock events, auto rallies, boat and air shows.  The Company’s vision and growth strategy has its birth in Sturgis, SD with early expansion in this same market together with added operations and aggressive expansion in Daytona, FL. Expanding Monkey Rock USA in both markets becoming the single largest player in the two biggest motorcycle rally markets and then sourcing quality deals in large gaming markets (Las Vegas, Reno, Atlantic City) with hotel/casino operations, ultimately crossing back across the Atlantic into Europe and Asia where resort businesses can be acquired favorably.

Employees

The Company is a development stage company and currently has few employees.  John Dent, our executive officer and Chairman and Matt Dent, a director, currently manage the Company. The Company looks to John Dent and Matt Dent for their entrepreneurial skills and talents. Management uses consultants, attorneys and accountants as necessary and does not plan to engage any full-time employees in the near future.

Properties

Monkey Rock leases office space in Sturgis, SD, the location of the world’s largest motorcycle rally. The lease expires on May 1, 2014, and has an option to extend the term of the lease for fifteen additional one-year terms. Total rent during the five-year term will total $925,000.

Reports to Security Holders

The Company’s annual report contains audited financial statements. We are not required to deliver an annual report to security holders and will not automatically deliver a copy of the annual report to our security holders unless a request is made for such delivery. We file all of our required reports and other information with the Securities and Exchange Commission (the “Commission”). The public may read and copy any materials that are filed by the Company with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The statements and forms filed by us with the Commission have also been filed electronically and are available for viewing or copy on the Commission maintained Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The Internet address for this site can be found at http://www.sec.gov.

MANAGEMENT

Executive Officers and Directors

As of February 4, 2011, the directors and executive officers of the Company were as follows:

Name	Age	Position

John Dent	59	Chief Executive Officer, Director

Matt Dent	37	Director

Following is a brief summary of the background and experience of each director and executive officers of Monkey Rock Group, Inc.:

John Dent, age 59, Chief Executive Officer, Director

Mr. Dent is Monkey Rock Group’s Founder, financier and current CEO since the Company’s inception in 2009.  He is a proven and recognizable international entrepreneur who, prior to launching the Monkey Rock USATM brand, has successfully started  and grown several profitable companies over a 30 year career spanning a variety of different industries including real estate development and construction, healthcare, motorcycle sales and dismantling, motorcycle racing, and freight transport.  Since 2004, Mr. Dent has been an active investor in the Jumeriah Private Island in Phuket, and is also the owner of The Mansions, a real estate development in Costa Rica.  From 1994 to 2004, he started and operated Truecare Group, a specialist residential healthcare, for people with learning disabilities and mental health issues. In 2004, he oversaw the sale of the company to a venture capitalist group. From 1984 to1999, Mr. Dent was the proprietor of real estate construction companies, and acquired a large real estate portfolio.

Matt Dent, age 37, Director

Matt Dent joined the Monkey Rock Group’s management team in 2010 and has a served as a director since that time.  From 2006 until 2010, Mr. Dent has worked with his father, John Dent, on various real estate projects, including the Jumeriah Private Island in Phuket and The Mansions in Costa Rica. From 2006 until 2008, Mr. Dent operated several Verano S.L. Mens designer clothes shops in Spain.  From 2004 until 2006, Mr. Dent operated Hasbrouck Property Developers, a real estate refurbishment company in the United Kingdom. From 1994 to 2004, Mr. Dent was operations director at Truecare Group, a specialist healthcare business, where he was responsible for overseeing the refurbishment of new homes for the business and all contractual matters for the residents.

Audit Committee Financial Expert

Our Board currently acts as our audit committee. We currently do not have a member who qualifies as an “audit committee financial expert,” as defined in Item 401(e) of Regulation S-K and is “independent,” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Our Board is in the process of searching for a suitable candidate for this position.

Audit Committee

We have not yet appointed an audit committee. At the present time, we believe that the members of the Board are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

Employment Agreements

We do not have employment agreement with any of our executive officers and directors.

Family Relationships

John Dent, our Chief Executive Officer and Director, is the father of Matt Dent, a member of our Board of Directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with our Company or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the U.S. Securities and Exchange Commission.

Executive Compensation

The following table provides summary information for the years ended 2010, 2009, and 2008 and concerning cash and non-cash compensation paid or accrued by the Company to or on behalf of (i) the chief executive officer and (ii) any other employee to receive compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Totals ($)

Don Gilbreath	2008	0	0	0	0	0	0	0
Former Chief Executive Officer,	2009	0	0	0	0	0	0	0
Chief Financial Officer, Director (1)	2010	0	0	0	0	0	0	0

John Dent	2010	0	0	0	0	0	0	0
Chairman, Chief Executive Officer,
Chief Financial Officer

Matt Dent	2010	15,000	0	0	0	0	0	15,000
Director

Chris Edwards	2010	15,000	0	0	0	0	0	15,000
Former Chief Operating Officer (2)

(1)	Don Gilbreath resigned from his respective offices and directorship of the Company, effective January 6, 2010.

(2)	Chris Edwards resigned from his position as Chief Operating Officer on January 3, 2011

We have no “Grants of Plan-Based Awards,” “Outstanding Equity Awards at Fiscal Year-End,” “Option Exercises and Stock Vested,” “Pension Benefits,” “Nonqualified Deferred Compensation” or “Post Employment Payments” to report.

SECURITY OWNERSHIP

The following table sets forth certain information concerning the ownership of the Company’s 16,432,582 shares of common stock issued and outstanding as of February 4, 2011, with respect to: (i) all officers and directors; (ii) each person known by us to be the beneficial owner of more than five percent (5%) of our common stock; and (iii) our directors and executive officers as a group.

Names of Managers and Beneficial Owners	Title of Class	Number of Shares	Percent of Class
John Dent, Chief Executive Officer, Chairman	Common	8,155,000	49.63%
Matthew Dent, Director	Common	2,919,750	17.77%
Chris Edwards, Former Chief Operating Officer (1)	Common	1,500,000	9.13%
Global Equity Partners PLC (2)	Common	1,500,000	9.13%
Officer and Directors as a Group (2 persons)	Common	11,074,750	67.40%

(1)	Chris Edwards resigned from his position as Chief Operating Officer on January 3, 2011

(2)	Mr. Peter Smith is the President of Global Equity Partners PLC and maintains sole discretion as to the voting and investment decisions of Global Equity Partners PLC

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction in the period covered by this report or in any presently proposed transaction which, in either case, has or will materially affect us.

Director Independence

The Company is quoted on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements. However, for purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 4200(a)(15). NASDAQ Rule 4200(a)(15) states that a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. Accordingly, we do not believe that we currently have an independent director.

DESCRIPTION OF SECURITIES

General

The following summary includes a description of material provisions of the Company’s capital stock.

Authorized and Outstanding Securities

The Company is authorized to issue 750,000,000 shares of Common Stock par value $0.0001 per share (the “Common Stock”), and 20,000,000 shares of preferred stock par value $0.0001 per share. As of February 4, 2011, there were 16,432,582 shares of Common Stock issued and outstanding and 0 shares of preferred stock issued and outstanding.

Common Stock

Holders of the Company’s Common Stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the board of directors, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by the board of directors. No dividends have ever been declared by the Board of Directors on the Common Stock. Holders of the Company’s Common Stock do not have cumulative voting rights and are entitled to one vote per share on all matters to be voted upon by stockholders with the result that if the holders of more than 50% of the shares of Common Stock, voted they could elect all of the directors. The Common Stock is not entitled to preemptive rights and is not subject to redemption, including sinking fund provisions, or conversion. Upon the liquidation, dissolution or winding up of the Company, the assets, if any, legally available for distribution to stockholders, are distributable ratably among the holders of the Common Stock after payment of all classes or series of the Company’s preferred stock. All outstanding shares of the Common Stock are validly issued, fully-paid and nonassessable. The rights, preferences and privileges of holders of the Common Stock are subject to the preferential rights of all classes or series of preferred stock currently outstanding or issued in the future.

Preferred Stock

The board of directors of the Company has the authority, without further action by the stockholders, to issue from time to time, the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of the Common Stock or affect adversely the rights and powers, including voting rights, of the holders of Common Stock. Additionally, the issuance of preferred stock with voting and/or conversion rights may adversely affect the voting power of the holders of the Common Stock, including the loss of voting control to others.

SELLING SECURITY HOLDERS

We agreed to register for resale 1,200,000 shares of our common stock by the Selling Security Holders.

Security Holder Pursuant to the Equity Credit Agreement

Southridge is the potential purchaser of our common stock under the Equity Credit Agreement.  The 1,200,000 Put Shares offered in this prospectus are based on the Equity Credit Agreement between Southridge and us.  Southridge may from time to time offer and sell any or all of the Put Shares that are registered under this prospectus. The put option price is 92% of the average of the two lowest Bid Prices in the five trading days period immediately following the Put Date.

We are unable to determine the exact number of shares that will actually be sold by Southridge according to this prospectus due to:

●	the ability of Southridge to determine when and whether it will sell any of the Put Shares under this prospectus; and

●	the uncertainty as to the number of Put Shares, which will be issued upon exercise of our put options under the Equity Credit Agreement.

The following information contains a description of how Southridge acquired (or shall acquire) the shares to be sold in this offering. Southridge has not held a position or office, or had any other material relationship with us, except as follows.

Southridge is a limited partnership organized and existing under the laws of Bermuda. All investment decisions of, and control of, Southridge is held by its general partner Southridge Investment Group, LLC.  Stephen M. Hicks is the managing member of Southridge Investment Group, LLC, and he has sole voting and investment power over the shares beneficially owned by Southridge Investment Group, LLC. Southridge acquired, or will acquire, all shares being registered in this offering in the financing transactions with us.

Southridge intends to sell up to 1,200,000 shares of our common stock pursuant to the Equity Credit Agreement under this prospectus. On November 2, 2010, the Company and Southridge entered into the Equity Credit Agreement pursuant to which we have the opportunity, for a three-year period beginning on the date on which the SEC first declares effective this registration statement registering the resale of our shares by Southridge, to sell shares of our common stock for a total purchase price of $10,000,000. For each share of our common stock purchased under the Equity Credit Agreement, Southridge will pay 92% of the average lowest Bid Price of any two trading days, consecutive or inconsecutive during the Valuation Period.

In addition, pursuant to the Equity Credit Agreement, in each Put Notice, we are required to specify a Floor Price. In the event the Bid Price decreases below the Floor Price during the Valuation Period, the Investor shall not be allowed to fund one-fifth of the put amount on the Put Notice for each such trading day, and the put amount on the Put Notice shall be adjusted accordingly.

Furthermore, subject to the terms and conditions of the Equity Credit Agreement, at any time or from time to time after the effectiveness of this registration statement, we can notify Southridge in a Blackout Notice the existence of a potential material event based upon the good faith determination of our board of directors, and Southridge shall not offer or sell any of our shares acquired under the Equity Credit Agreement, or engage in any transaction involving or relating to such shares from the time the Blackout Notice was provided to them until Southridge receives our written notice that such potential material event has either been disclosed to the public or no longer constitutes a potential material event. If we deliver a Blackout Notice within fifteen trading days commencing a Closing Date and the Old Bid Price on the day immediately preceding the applicable Blackout Period is greater than the New Bid price on the first trading day immediately following  such Blackout Period, then we are obligated to issue to Southridge a number of Blackout Shares, equal to the difference between (i) the product of (X) the Remaining Put Shares that were issued to Southridge on the most recent Closing Date and held by Southridge immediately prior to the Blackout Period, multiplied by (Y) the Old Bid Price, and divided by (Z) the New Bid Price, and (ii) the Remaining Put Shares.

In connection with the Equity Credit Agreement, we paid Southridge a due diligence fee of 350,000 shares of the Company’s restricted common stock as additional consideration.

We are relying on an exemption from the registration requirements of the Act for the private placement of our securities under the Equity Credit Agreement pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does not involve a public offering, Southridge is an “accredited investor” and/or qualified institutional buyer and the Investor has access to information about us and its investment.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Credit Agreement. These risks include dilution of stockholders, significant decline in our stock price and our ability to draw sufficient funds under the Equity Credit Agreement when needed.

Southridge will periodically purchase shares of our common stock under the Equity Credit Agreement and will in turn, sell such shares to investors in the market at the prevailing market price. This may cause our stock price to decline, which will require u to issue increasing numbers of shares to Southridge to raise the same amount of funds, as our stock price declines.

Southridge and any participating broker-dealers are “underwriters” within the meaning of the Securities Act. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Security Holder in connection with the sale of such shares.

Except as indicated below, neither the Selling Security Holders nor any of their associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The following table sets forth the name of the Selling Security Holder, the number of shares of common stock beneficially owned by each of the Selling Security Holder as of  the date hereof and the number of share of common stock being offered by each of the Selling Security Holder. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholder is under no obligation to sell all or any portion of such shares nor is the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling security holder. The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

Name	Shares Beneficially Owned Prior To Offering	Shares to be Offered	Amount Beneficially Owned After Offering (1)	Percent Beneficially Owned After Offering
Southridge Partners II, LP (2)	1,650,000	1,200,000	450,000	2.74%

(1)	The number assumes the selling security holder sells all of its shares being offering pursuant to this prospectus.

(2)
Southridge Partners II, LP is a limited partnership organized and exiting under the laws of Bermuda. Southridge Investment Group, LLC is the managing partner of Southridge and has voting and investment power over the shares beneficially owned by Southridge.  Stephen M. Hicks is the managing member of Southridge Investment Group, LLC, and he has sole voting and investment power over the shares beneficially owned by Southridge Investment Group, LLC.

The number assumes that Southridge purchase the maximum amount of registrable Put Shares in this registration statement.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 1,200,000 shares issued pursuant to the Equity Credit Agreement held by the Selling Security Holders.

The Selling Security Holders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

To the extent permitted by law, the Selling Security Holders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The Selling Security Holders or their respective pledges, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holders. In addition, the other Selling Security Holders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus.

The Selling Security Holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the selling stockholders.

Each of the Selling Security Holders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any Selling Stockholder. We will file a supplement to this prospectus if a Selling Stockholder enters into a material arrangement with a broker-dealer for sale of common stock being registered. If the Selling Security Holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the Selling Security Holders. The Selling Security Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Southridge is an “underwriter” within the meaning of the Securities Act in connection with the sale of our common stock under the Equity Credit Agreement. For each share of common stock purchased under the Equity Credit Agreement, Southridge 95% of the average of the two lowest Bid Prices during the Valuation Period.

In connection with the Equity Credit Agreement, we paid Southridge a commitment fee of 350,000 shares of the Company’s restricted common stock.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect Southridge to pay these expenses. We have agreed to indemnify Southridge and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $45,000. We will not receive any proceeds from the resale of any of the shares of our common stock by Southridge. We may, however, receive proceeds from the sale of our common stock under the Equity Credit Agreement.

LEGAL MATTERS

Anslow & Jaclin, LLP, 195 Route 9 South, Suite 204, Manalapan, NJ, 07726, will pass upon the validity of the Common Stock being offered hereby.

EXPERTS

The financial statements for the Company for the fiscal years ended 2009 and 2008 have been audited by Berman & Company P.A., an independent registered public accounting firm, to the extent and for the periods set forth in their respective reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the Commission at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. You may call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the Commission, you may also obtain this information by visiting the Commission’s Internet website at http://www.sec.gov.

MONKEY ROCK GROUP, INC.
UNAUDITED FINANCIAL STATEMENTS
September 30, 2010

MONKEY ROCK USA, LLC.
FINANCIAL STATEMENTS
NOVEMBER 30, 2009

Monkey Rock Group, Inc. and Subsidiary
Balance Sheets

	September 30, 2010 (Consolidated) (Unaudited)	November 30, 2009

Assets

Current Assets
Cash	$51,074	$25,813
Accounts receivable	15,412	-
Inventory	11,723	21,278
Due from licensee	153,062	-
Prepaid expenses	2,627	44,691
Total Current Assets	233,898	91,782

Property & Equipment	155,484	101,819

Liquor License	365,000	365,000

Total Assets	$754,382	$558,601

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts payable	$80,235	$74,284
Sales tax payable	20,142	-
Accrued interest payable - related party	69,209	17,110
Accrued interest payable	5,579	1,339
Notes payable - related party	977,949	827,016
Note payable	60,000	50,000
Total Current Liabilities	1,213,114	969,749

Stockholders' Deficit
Preferred stock, $0.0001 par value, 20,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, $0.0001 par value, 750,000,000 shares authorized;
15,880,786 and 8,760,472 shares issued and outstanding	1,588	876
Additional paid-in capital	4,184,129	124
Accumulated deficit	(4,644,449)	(412,148)
Total Stockholders' Deficit	(458,732)	(411,148)

Total Liabilities and Stockholders' Deficit	$754,382	$558,601

See accompanying notes to financial statements

Monkey Rock Group, Inc. and Subsidiary
 Statement of Operations
(Unaudited)

	Three Months Ended September 30, 2010 (Consolidated)	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2010 (Consolidated)	June 5, 2009 (Inception) to September 30, 2009	One Month Ended December 31, 2009

Revenue	$651,075	$387,280	$651,549	$387,280	$1,000

Cost of revenue	148,947	290,609	148,977	290,609	-

Gross Profit	502,128	96,671	502,572	96,671	1,000

Operating Expenses
General and administrative	4,366,832	336,116	4,647,900	429,048	25,785
Total Operating Expenses	4,366,832	336,116	4,647,900	429,048	25,785

Loss from Operations	(3,864,704)	(239,445)	(4,145,328)	(332,377)	(24,785)

Other Income (Expense)
Interest expense	(18,783)	-	(56,689)	-	-
Other expense	(10,000)	-	(10,000)	-	-
Other income	-	-	4,500	-	-
Total Other Income (Expense)	(28,783)	-	(62,189)	-	-

Net Loss	$(3,893,487)	$(239,445)	$(4,207,517)	$(332,377)	$(24,785)

Net loss per common share - basic and diluted	(0.25)	(0.03)	(0.38)	(0.04)	(0.00)

Weighted average number of common shares outstanding
during the period - basic and diluted	15,623,258	8,760,472	11,118,627	8,760,472	8,760,472

See accompanying notes to financial statements

Monkey Rock Group, Inc. and Subsidiary
 Statement of Cash Flows
(Unaudited)

	September 30, 2010 (Consolidated)	June 5, 2009 (Inception) to September 30, 2009		One Month Ended December 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,207,517)		$(332,377)	$(24,785)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	19,174		3,905	1,858
Shares issued for services rendered	4,034,717		-	-
Changes in operating assets and liabilities:
(Increase)/Decrease in:
Accounts receivable	(15,412)		-	-
Inventory	9,555		(21,278)	-
Prepaid expenses	26,969		(1,525)	15,418
Due from joint venture	(153,062)		-	-
Increase/(Decrease) in:
Accounts payable and accrued liabilities	27,137		170,422	(2,281)
Accrued interest payable - related party	52,099		-	-
Accrued interest payable	4,240		-	-
Net Cash Used In Operating Activities	(202,100)		(180,853)	(9,789)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property & equipment	(74,697)		(107,639)	-
Purchase of liquor license	-		(300,000)	-
Net Cash Used in Investing Activities	(74,697)		(407,639)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable - related party	494,223		591,616	-
Proceeds from notes payable	10,000		-	-
Repayments of notes payable - related party	(341,276)		-	(2,014)
Proceeds from issuance of member units	-		1,000	-
Proceeds from issuance of common stock	150,914		-	-
Net Cash Provided By (Used In) Financing Activities	313,861		592,616	(2,014)

Net Increase (Decrease) in Cash	37,064		4,124	(11,803)

Cash - Beginning of Period	14,010		-	25,813

Cash - End of Period	$51,074		$4,124	$14,010

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$-	$		$-
Interest	$-	$		$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Note issued in connection with financing of liquor license purchase	$-		$50,000	$-

See accompanying notes to financial statements

Monkey Rock Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2010
(Unaudited)

Note 1 Basis of Presentation and Nature of Operations

The accompanying unaudited condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.

The financial information as of November 30, 2009 is derived from the audited financial statements presented in the Company’s Annual Report on Form 8-K for the year ended December 31, 2009.  The unaudited condensed interim financial statements should be read in conjunction with the Company’s Annual Report on Form 8-K, which contains the audited financial statements and notes thereto, together with the Management’s Discussion and Analysis, for the year ended November 30, 2009.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The interim results for the period ended September 30, 2010 are not necessarily indicative of results for the full fiscal year.

Note 2 Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations and Year End

ComCam, Inc. (the “Holdings”), was incorporated in the State of Delaware on January 1, 1999.  Monkey Rock USA, LLC (“The Company”), a limited liability company organized in the State of South Dakota on June 5, 2009, acquired the Company in a reverse recapitalization on February 26, 2010 (Note 4). On March 5, 2010, the Company changed its name to Monkey Rock Group, Inc.

The Company is involved in food, beverage and entertainment venues within the motorcycle rally Industry.  The Company’s management is searching to acquire assets at or below market rates and expand through acquisition and organic growth.

The public shell (ComCam) maintained a calendar December 31, year-end, whereas, the private operating company maintained a November 30, year-end.  In connection with the Company’s reverse recapitalization, the Company elected to change its year-end to December 31, as a result, these financial statements present a one-month transition period to align the differences in the year end as well as present the current three and nine month periods as required for quarterly reporting.

Monkey Rock Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2010
(Unaudited)

Risks and Uncertainties

The Company operates in an industry that is subject to rapid change. The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Such estimates for the period ended September 30, 2010 and 2009, and assumptions affect, among others, the following:

•	estimated useful lives for property and equipment; and
•	potential obsolescence and impairment of inventory, property and equipment and liquor license

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Inventory

Inventory consists of finished goods, principally consisting of beverages and t-shirts.  Inventory is stated at the lower of cost or market, determined by the first-in, first-out (FIFO) method.

Intangible Assets

Valuation of intangible assets include significant estimates and assumptions such as estimating future cash flows from product sales, developing appropriate discount rates, estimating probability rates for the successful completion of projects, continuation of customer relationships and renewal of customer contracts, and approximating the useful lives of the intangible assets acquired.

Revenue Recognition

The Company followed the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition.  The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) product delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Monkey Rock Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2010
(Unaudited)

Revenue is recognized at point of sale, with no further obligation for the following:

•	food and beverage products
•	vendor booth space
•	sponsorships
•	t-shirts

The Company reports revenue net of sales and use taxes collected from customers and are remitted to governmental taxing authorities.

License and Event Agreement

The Company entered into an Agreement for the presentation of  a music festival (“Event”) during the 70th Annual Sturgis Rally 2010 from August 9, 2010 through August 13, 2010.  The Company granted the Licensee the right to present the Event on the Company’s leased property in Sturgis, South Dakota.  The Company also agreed to operate the Event.

The Company has accounted for all transactions associated with the Event and has expensed the licenseesportion of the Event.  The Company has a receivable from the Licensee.  The Company believes the receivable is collectible.

The following is the condensed unaudited summary of the financial results of the Event:

Total revenue from the Event	$451,211
Cost of sales from the Event	(154,537)
General and administrative expense from the Event	(166,091)
Net income from the Event	$130,583

Advertising

Costs incurred for producing and communicating advertising for the Company are charged to operations as incurred as follows:

Three Months	Three Months	Nine Months	June 5, 2009 Inception to
September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
$ 21,007	$59,749	$30,086	$76,550

Share Based Payments

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded as a component of general and administrative expense.

Monkey Rock Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2010
(Unaudited)

Earnings per share

In accordance with accounting guidance now codified as FASB ASC Topic 260, “Earnings per Share,”  basic earnings (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

Since the Company reflected a net loss in 2010 and 2009, respectively, the effect of considering any common stock equivalents, if outstanding, would have been anti-dilutive. A separate computation of diluted earnings (loss) per share is not presented.

On March 5, 2010, the Company executed a 1-for-85 reverse stock split, all share and per share amounts have been retroactively restated.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2010-06, “Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). ASU 2010-06 amends ASC 820, “Fair Value Measurements” ("ASC 820") to require a number of additional disclosures regarding fair value measurements. The amended guidance requires entities to disclose the amounts of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers, the reasons for any transfers in or out of Level 3, and information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. The ASU also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. The amended guidance was effective for financial periods beginning after December 15, 2009, except the requirement to disclose Level 3 transactions on a gross basis, which becomes effective for financial periods beginning after December 15, 2010. ASU 2010-06 did not have a significant effect on the Company’s consolidated financial position or results of operations.

Reclassifications

In the current year, the Company separately classified interest expense as an other expense in the Statements of Operations. For comparative purposes, amounts in the prior years have been reclassified to conform to current year presentations.

Note 3 Going Concern

As reflected in the accompanying unaudited condensed consolidated financial statements, the Company has a net loss of $4,207,517 and net cash used in operations of $202,100 for the nine months ended September 30, 2010, respectively.  The Company also has a working capital deficit of $979,216 and stockholders’ deficit of $458,732 at September 30, 2010.

Monkey Rock Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2010
(Unaudited)

The ability of the Company to continue as a going concern is dependent on Management's plans, which include potential asset acquisitions, mergers or business combinations with other entities, further implementation of its business plan and continuing to raise funds through debt or equity raises. The Company will likely continue to rely upon related party debt or equity financing in order to ensure the continuing existence of the business.  The Company currently has a due on demand note with its Chief Executive Officer who has verbally agreed not to demand payment until the Company has become self-sustaining.

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

In response to these problems, management has taken the following actions:

•	seeking additional third party debt and/or equity financing,
•	continue with the implementation of the business plan,
•	generate new sales from additional venues; and
•	allocate sufficient resources to continue with advertising and marketing efforts

Note 4 Reverse Recapitalization and Share Purchase Agreement

On December 31, 2009, the Company issued 588,235 shares of common stock to an individual, for a $50,000 deposit, in a transaction that was formally closed on January 6, 2010 to effect a change in control and subsequent reverse recapitalization with Monkey Rock, a private operating company.  The remaining $150,000 of the $200,000 purchase price, net of a $15,000 finder’s fee, was received on January 8, 2010, which resulted in the completion of the sale of the Company to Monkey Rock.

On February 26, 2010, the Company entered into an Agreement with Monkey Rock to issue the remaining 7,701,765 shares of its common stock, par value $0.0001 per share.  These 7,701,765 shares represented 87.91% of the then issued and outstanding stock of the Company.  Since Monkey Rock acquired a controlling voting interest, it was deemed the accounting acquirer, while the Company was deemed the legal acquirer. The historical financial statements of the Company are those of Monkey Rock Group, Inc., and of the consolidated entities from the date of merger and subsequent.

Since the transaction is considered a reverse acquisition and recapitalization, the guidance in ASC 805 does not apply for purposes of presenting pro-forma financial information.

Monkey Rock Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2010
(Unaudited)

Note 5 Debt

(A)	Notes Payable - Related Party

The following schedule is a summary of advances the Company received from and repaid to its Chief Executive Officer during the period from June 5, 2009 (inception) through September 30, 2010.  The balance of the notes during each period end bear interest at 7%, are unsecured and due on demand.

		Outstanding
	Loans	Balance
Loans during period ended June 30, 2009	$488,517	$488,517
Loans during period ended July 31, 2009	167,380	655,897
Repayments during August 31, 2009	(100,298)	555,599
Loans during period ended September 31, 2009	36,017	591,616
Loans during period ended October 31, 2009	16,899	608,515
Loans during period ended November 30, 2009	218,501	827,016
Loans during period ended March 31, 2010	35,500	862,516
Repayments during March 31, 2010	(24,064)	838,452
Loans during period ended June 30, 2010	30,077	868,529
Repayments during June 30, 2010	(15,843)	852,686
Loans during period ended July 31, 2010	200,080	1,052,766
Repayments during July 31, 2010	(2,578)	1,050,188
Loans during period ended August 31, 2010	181,565	1,231,753
Repayments during August 31, 2010	(295,495)	936,258
Loans during period September 30, 2010	47,000	983,258
Repayments during September 30, 2010	(5,310)	977,948
Total outstanding balance - September 30, 2010	-	$977,948

(B)	Convertible Debenture

On January 29, 2010, the Company issued a convertible note for $150,000 to a third party. The note was non-interest bearing.  Upon completion of the Reverse Merger (February 26, 2010), the principal amount of the debenture automatically converted into 100,000 shares of the Company’s common stock at a conversion price of $1.50 per share. In connection with the issuance of this convertible debt instrument, the Company determined that no beneficial conversion feature existed since the exercise price exceeded the market price on the date of conversion.  Additionally, there was no gain or loss recorded in connection with this conversion.

(C)	Other

On June 2, 2009, the Company executed a promissory note with the seller of the liquor license for $50,000.  This loan bears interest at 8%, is unsecured and is due September 2, 2010.  In lieu of full payment on September 2, 2010, the Company elected to pay an additional $10,000 inducement fee to extend the due date of the promissory note to September 2, 2011.

Monkey Rock Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2010
(Unaudited)

Note 6 Stockholders’ Deficit

On June 30, 2010, the Company issued 27,500 shares of common stock to a consultant, having a fair value of $15,125 ($.55/share), based upon the closing trading price.  At June 30, 2010, the Company expensed this stock issuance as a component of general and administrative expense.

On July 1, 2010, the Company issued 4,528,250 shares of common stock to the officers of the Company, having a fair value of $2,490,538 ($.55/share), based upon the closing trading price.  At September 30, 2010, the Company expensed this stock issuance as a component of general and administrative expense.

On July 1, 2010, the Company issued 1,952,500 shares of common stock to consultants, having a fair value of $1,073,875 ($.55/share), based upon the closing trading price.  At September 30, 2010, the Company expensed this stock issuance as a component of general and administrative expense.

On July 1, 2010, the Company issued 121,750 shares of common stock to a third party, having a fair value of $66,963 ($.55/share), based upon the closing trading price.  At September 30, 2010, the Company expensed this stock issuance as a component of general and administrative expense.

On August 1, 2010, the Company issued 290,314 shares of common stock to consultants, having a fair value of $293,217 ($1.01/share), based upon the closing trading price.  At September 30, 2010, the Company expensed this stock issuance as a component of general and administrative expense.

On September 16, 2010, the Company issued 100,000 shares of common stock to a consultant, having a fair value of $95,000 ($.95/share), based upon the closing trading price.  At September 30, 2010, the Company expensed this stock issuance as a component of general and administrative expense.

Note 7 Subsequent Events

On September 28, 2010, the Company issued a convertible promissory note with principal of $50,000 maturing on June 30, 2011.  Although the agreement was executed on September 28, 2010, the terms of the agreement will not commence until the date funds were received on October 19, 2010.  This note is unsecured and bears interest at 8%.  This note is convertible into shares of the Company’s common stock at a 42% discount of the average of the lowest 3 trading prices (the closing bid price on the Over-the-Counter Bulletin Board or applicable trading market) of the Company’s common stock during the ten trading day period ending one trading day prior to the date the conversion notice is sent by the noteholder to the Company. The Company classified the embedded conversion feature as a derivative liability due to management’s assessment that the Company may not have sufficient authorized number of shares common stock required to net-share settle.

On October 15, 2010, the Company issued 350,000 shares of common stock as a direct offering costs in connection with an Equity Credit Agreement, having a fair value of $402,500 ($1.15/share), based upon the closing trading price.

On November 2, 2010, the Company entered into an Equity Credit Agreement with a third party investor (the “Investor”).   Pursuant to the Equity Credit Agreement, the Investor shall commit to purchase up to ten million dollars ($10,000,000) of the Company’s common stock over the course of thirty six (36) months commencing on the date of this agreement.  The Company has agreed to issue and sell to the Investor shares (the “Put Shares”) of its common stock, par value $0.0001 per share.  The put option price is ninety-two percent (92%) of the average of two lowest closing bid price of any two applicable trading days, consecutive and inconsecutive, during the five (5) trading day period commencing the date that a put notice is delivered to the Investor.

On November 4, 2010, the Company issued 100,000 shares of common stock to a third party investor for $21,000 ($.21/share).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
Monkey Rock USA, LLC

We have audited the accompanying balance sheet of Monkey Rock USA, LLC as of November 30, 2009, and the related statements of operations, changes in members’ deficit and cash flows for the period from June 5, 2009 (inception) to November 30, 2009.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Monkey Rock USA, LLC as of November 30, 2009, and the results of its operations and its cash flows for the period from June 5, 2009 (inception) to November 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss of $412,148 and net cash used in operations of $377,823 for the period from June 5, 2009 (inception) through November 30, 2009; the Company also has a working capital deficit of $877,967 and a members’ deficit of $411,148 at November 30, 2009. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Berman & Company, P.A.

Boca Raton, Florida
February 22, 2010

Monkey Rock USA, LLC
Balance Sheet
November 30, 2009

Assets
Current Assets
Cash	$25,813
Inventory	21,278
Prepaid expenses	44,691
Total Current Assets	91,782

Property & Equipment	101,819

Liquor License	365,000

Total Assets	$558,601

Liabilities and Members' Deficit

Current Liabilities
Accounts payable	$74,284
Accrued interest payable - related party	17,110
Accrued interest payable	1,339
Notes payable - related party	827,016
Note payable	50,000
Total Current Liabilities	969,749

Total Members' Deficit	(411,148)

Total Liabilities and Members' Deficit	$558,601

Monkey Rock USA, LLC
Statement of Operations
For the Period from June 5, 2009 (Inception) to November 30, 2009

Revenue	$386,294

Cost of revenue	295,608

Gross profit	90,686

General and administrative	502,834

Net loss	$(412,148)

Monkey Rock USA, LLC
Statement of Changes in Members' Equity
For the Period from June 5, 2009 (Inception) to November 30, 2009

Total
Members'
Deficit

Issuance of 1,000 member units for cash ($1/unit)	$1,000

Net loss for the period from June 5, 2009 (Inception) to November 30, 2009	(412,148)

Balance - November 30, 2009	$(411,148)
.

Monkey Rock USA, LLC
Statement of Cash Flows
For the Period from June 5, 2009 (Inception) to November 30, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(412,148)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,561
Changes in operating assets and liabilities:
Increase/(Decrease) in:
Inventory	(21,278)
Prepaid expenses	(44,691)
Accounts payable	74,284
Accrued interest payable - related party	17,110
Accrued interest payable	1,339
Net Cash Used In Operating Activities	(377,823)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property & equipment	(109,380)
Purchase of liquor license	(315,000)
Net Cash Used in Investing Activities	(424,380)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable - related party	927,314
Repayments of notes payable - related party	(100,298)
Proceeds from the issuance of member units	1,000
Net Cash Provided By Financing Activities	828,016

Net Increase in Cash	25,813

Cash - Beginning of Period	-

Cash - End of Period	$25,813

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$-
Interest	$667

SUPPLEMENTARY DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

Note issued in connection with financing of liquor license purchase	$50,000

Monkey Rock USA, LLC
Notes to Financial Statements
November 30, 2009

Note 1 Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Monkey Rock USA, LLC (the “Company”), is a limited liability company organized in the State of South Dakota on June 5, 2009.

The Company is involved in food, beverage and entertainment venues within the greater North American motorcycle rally industry.

The Company’s management is searching to acquire assets at or below market rates and expand through acquisition and organic growth.

Risks and Uncertainties

The Company operates in an industry that is subject to rapid change. The Company's operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Such estimates for the period ended November 30, 2009, and assumptions affect, among others, the following:

●  estimated useful lives for property and equipment; and
●  potential obsolescence and impairment of inventory, property and equipment and liquor license

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Monkey Rock USA, LLC
Notes to Financial Statements
November 30, 2009

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company had no cash equivalents at November 30, 2009.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.  At November 30, 2009, there were no balances that exceeded the federally insured limit.

Inventory

Inventory consists of finished goods, principally consisting of beverages and t-shirts.

Inventory is stated at the lower of cost or market, determined by the first-in, first-out (FIFO) method.  Market is determined based on the net realizable value, with appropriate consideration given to obsolescence, excessive levels, deterioration, and other factors.

These factors include, but are not limited to, technological changes in its markets, competitive pressures in products and services and related prices. The Company regularly evaluates its ability to realize the value of its inventory based on a combination of factors, including historical usage rates, forecasted sales, product life cycles, and market acceptance of new products and services. When inventory that is obsolete or in excess of anticipated usage is identified, it is written down to realizable value or an inventory valuation reserve is established. For the period ended November 30, 2009, the Company did not record any write-downs to net realizable value for obsolescence.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation on a straight-line basis over the estimated useful lives. Maintenance and repairs are charged to operations when incurred.  Betterments and renewals are capitalized when deemed material.  When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

Intangible Assets

Valuation of intangible assets include significant estimates and assumptions such as estimating future cash flows from product sales, developing appropriate discount rates, estimating probability rates for the successful completion of projects, continuation of customer relationships and renewal of customer contracts, and approximating the useful lives of the intangible assets acquired.

Long Lived Assets

The Company reviews the recoverability of the carrying value of identified intangibles and other long-lived assets, including fixed assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined based upon the forecasted undiscounted future net cash flows expected to result from the use of such asset and its eventual disposition. The Company’s estimate of future cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors. The actual cash flows realized from these assets may vary significantly from its estimates due to increased competition, changes in technology, fluctuations in demand, consolidation of its customers and reductions in average selling prices. If the carrying value of an asset is determined not to be recoverable from future operating cash flows, the asset is deemed impaired and an impairment loss is recognized to the extent the carrying value exceeds the estimated fair market value of the asset. There were no impairment charges taken during the period from June 5, 2009 (inception) to November 30, 2009.

Monkey Rock USA, LLC
Notes to Financial Statements
November 30, 2009

Revenue Recognition

The Company followed the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition.  The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) product delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Revenue is recognized at point of sale, with no further obligation for the following:

●  food and beverage products
●  vendor booth space
●  sponsorships
●  t-shirts

The Company reports revenue net of sales and use taxes collected from customers and are remitted to governmental taxing authorities.

Advertising

Costs incurred for advertising is charged to operations as incurred. For the period from June 5, 2009 (inception) to November 30, 2009, the Company expensed approximately $89,000.

Income Taxes

The Company elected to be taxed as a pass-through entity (LLC) under the Internal Revenue Code and was not subject to federal and state income taxes; accordingly, no provision had been made. The financial statements reflect the LLC’s transactions without adjustment, if any, required for income tax purposes.

Accounting guidance now codified as FASB ASC Topic 740-20, “Income Taxes – Intraperiod Tax Allocation,” clarifies the accounting for uncertainties in income taxes recognized in accordance with FASB ASC Topic 740-20 by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FASB ASC Topic 740-20 requires that any liability created for unrecognized tax benefits is disclosed. The application of FASB ASC Topic 740-20 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. At November 30, 2009, the Company did not record any liabilities for uncertain tax positions.

Monkey Rock USA, LLC
Notes to Financial Statements
November 30, 2009

Segment Information

During fiscal year-end 2009, the Company only operated in one segment; therefore, segment information has not been presented.

Recent Accounting Pronouncements

In April 2009, the FASB issued guidance now codified as FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” which amends previous guidance to require disclosures about fair value of financial instruments in interim as well as annual financial statements in the current economic environment. This pronouncement was effective for periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on the Company’s business, financial condition or results of operations; however, these provisions of FASB ASC Topic 820 resulted in additional disclosures with respect to the fair value of the Company’s financial instruments.

In May 2009, the FASB issued guidance now codified as FASB ASC Topic 855, “Subsequent Events,” which establishes general standards of accounting for, and disclosures of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement was effective for interim or fiscal periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on the Company’s business, results of operations or financial position; however, the provisions of FASB ASC Topic 855 resulted in additional disclosures with respect to subsequent events.

In June 2009, the Financial Accounting Standards Board (FASB) issued guidance now codified as FASB Accounting Standards Codification (ASC) Topic 105, “Generally Accepted Accounting Principles,” as the single source of authoritative non-governmental U.S. GAAP. FASB ASC Topic 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the FASB Codification will be considered non-authoritative. These provisions of FASB ASC Topic 105 were effective for interim and annual periods ending after September 15, 2009 and, accordingly, were effective for the Company for the current fiscal reporting period. The adoption of this pronouncement did not have an impact on the Company’s business, financial condition or results of operations, but will impact the Company’s financial reporting process by eliminating all references to pre-codification standards. On the effective date of FASB ASC Topic 105, the Codification superseded all then-existing non-SEC accounting and reporting standards, and all other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.

Monkey Rock USA, LLC
Notes to Financial Statements
November 30, 2009

In January 2010, the Financial Accounting Standards Board ("FASB") issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. This update will become effective for the Company with the interim and annual reporting period beginning January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will become effective for the Company with the interim and annual reporting period beginning January 1, 2011. The Company will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Other than requiring additional disclosures, adoption of this update will not have a material effect on the Company's consolidated financial statements.

Note 2 Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $412,148 and net cash used in operations of $377,823 for the period from June 5, 2009 (inception) through November 30, 2009; the Company also has a working capital deficit of $877,967 and a members’ deficit of $411,148 at November 30, 2009.

The ability of the Company to continue as a going concern is dependent on Management's plans, which include potential asset acquisitions, mergers or business combinations with other entities, further implementation of its business plan and continuing to raise funds through debt or equity raises. The Company will likely continue to rely upon related party debt or equity financing in order to ensure the continuing existence of the business.  The Company currently has a due on demand note with its Chief Executive Officer who has informally agreed not to demand payment until the Company has become self-sustaining.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

In response to these problems, management has taken the following actions:

●  seeking additional third party debt and/or equity financing,
●  continue with the implementation of the business plan,
●  generate new sales from additional venues; and
●  allocate sufficient resources to continue with advertising and marketing efforts

Note 3 Fair Value

The fair value of the Company's financial assets and liabilities reflects the Company's estimate of amounts that it would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from sources independent from the Company) and to minimize the use of unobservable inputs (the Company's assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Monkey Rock USA, LLC
Notes to Financial Statements
November 30, 2009

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company's assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company's investment strategy is focused on capital preservation. The Company intends to invest in instruments that meet credit quality standards.  The current expectation is to maintain cash and cash equivalents, once these resources are available.

At November 30, 2009, the Company has no instruments that require additional disclosure.

Note 4 Property and Equipment

Property and equipment consists of the following:

	November 30, 2009	Estimated Useful Life

Computer Equipment	$1,544	5
Furniture and Fixtures	5,992	5
Machinery and Equipment	3,784	5
Staging and Seating	74,260	5
Vehicles	23,800	5
	109,380
Less: Accumulated Depreciation	(7,561)
Property and Equipment, Net	$101,819

Note 5 Notes Payable

(A)	Related Party

During the period from June 5, 2009 (inception) to November 30, 2009, the Company received advances from its Chief Executive Officer totaling $927,314, and repaid $100,298. The balance of the note at November 30, 2009 is $827,016, the note bears interest at 7%, is unsecured and due on demand.

(B)	Other

On June 2, 2009, the Company executed a promissory note with the seller of the liquor license for $50,000.  This loan bears interest at 8%, is unsecured and is due June 2, 2010.

Monkey Rock USA, LLC
Notes to Financial Statements
November 30, 2009

Note 6 Commitments and Contingencies

(A)	Contingencies

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

(B)	Operating Lease

The Company has an operating lease for office space.  This lease expires on May 1, 2014 and has an option to extend the term of lease for fifteen additional terms of one year each.  Total rent due during the five-year term will total $925,000.

Future minimum lease payments under this non-cancellable lease at November 30, 2009 are as follows:

2010	$175,000
2011	200,000
2012	200,000
2013	200,000
Total minimum lease payments	$775,000

Rent expense for the period from June 5, 2009 (inception) to November 30, 2009 was $107,917.

Note 7 Subsequent Events

The Company has evaluated for subsequent events between the balance sheet date of November 30, 2009 and February 22, 2010, the date the financial statements were issued, and concluded that events or transactions occurring during that period requiring recognition or disclosure have been made.

1,200,000
Shares of
Common Stock

MONKEY ROCK GROUP, INC.

PROSPECTUS

, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Securities and Exchange Commission Filing Fee	$18.11
Legal Fees and Expenses	$30,000.00	*
Accounting Fees and Expenses	$10,000.00	*
Miscellaneous Expenses	$5,000.00	*
Total	$45,018.11	*

* Estimate

Indemnification of Directors and Officers

The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Under the Delaware General Corporation Law, the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our Certificate of Incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director’s duty of care, and this provision of our Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director’s breach of the duty of care.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Recent Sales of Unregistered Securities

On February 16, 2010, the Company issued 100,000 shares of the Company’s common stock to one investor pursuant to a convertible promissory note.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On June 30, 2010, the Company issued 27,500 shares of common stock to one consultant, having a fair value of $15,125 ($0.55/share), based upon the closing trading price.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On July 1, 2010, the Company issued 4,528,250 shares of common stock to the officers of the Company, having a fair value of $2,490,538 ($0.55/share), based upon the closing trading price.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On July 1, 2010, the Company issued 1,952,500 shares of common stock to two consultants, having a fair value of $1,073,875 ($0.55/share), based upon the closing trading price.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On July 1, 2010, the Company issued 121,750 shares of common stock to a third party, having a fair value of $66,963 ($0.55/share), based upon the closing trading price.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On August 1, 2010, the Company issued 290,314 shares of common stock to consultants, having a fair value of $293,217 ($1.01/share), based upon the closing trading price.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On August 27, 2010, the Company issued 57,500 shares of the Company’s common stock to two shareholders for services rendered.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On September 16, 2010, the Company issued 100,000 shares of common stock to a consultant, having a fair value of $95,000 ($0.95/share), based upon the closing trading price.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On September 23, 2010, the Company issued 262,814 shares of the Company’s common stock to one shareholder for services rendered.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On October 15, 2010, the Company issued 350,000 shares of the Company’s common stock to Southridge pursuant to the Equity Credit Agreement.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On December 23, 2010, pursuant to a stock purchase agreement, the Company issued 100,000 shares of the Company’s common stock to Southridge in exchange for $21,000.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

EXHIBITS

Exhibit No.	Description of Exhibit
2.1
Share Exchange Agreement, by and among Comcam, Inc., a Delaware corporation, Monkey Rock USA, LLC, a South Dakota limited liability company, and John Dent and Chris Edwards, the members of Monkey Rock USA, LLC, dated February 26, 2010 (as filed as Exhibit 2.1 on Form 8-K, dated March 3, 2010)

3.1	Articles of Incorporation (filed with the Secretary of State in the State of Delaware on December 18, 1997)*

3.2	Certificate of Amendment to the Certificate of Incorporation (filed with the Secretary of State in the State of Delaware on February 24, 1998)*

3.3	Certificate of Amendment to the Certificate of Incorporation (filed with the Secretary of State in the State of Delaware on March 5, 1998)*

3.4	Certificate of Amendment to the Certificate of Incorporation (filed with the Secretary of State in the State of Delaware on March 8, 1999)*

3.5	Certificate of Amendment to the Certificate of Incorporation (filed with the Secretary of State in the State of Delaware on July 19, 2002)*

3.6	Certificate of Amendment to the Certificate of Incorporation (filed with the Secretary of State in the State of Delaware on January 6, 2005)*

3.7	Certificate of Amendment to the Certificate of Incorporation (filed with the Secretary of State in the State of Delaware on April 8, 2010) (as filed as Exhibit 3.1 on Form 8-K, dated May 7, 2010).

3.8	Bylaws*

5.1	Opinion of Anslow & Jaclin LLP*

10.1	Equity Credit Agreement, by and between Monkey Rock Group, Inc. and Southridge Partners II, LP, dated November 2, 2010 (as filed as Exhibit 10.1 on Form 8-K, dated November 8, 2010)

10.2	Registration Rights Agreement, by and between Monkey Rock Group, Inc. and Southridge Partners II, LP, dated November 2, 2010 (as filed as Exhibit 10.2 on Form 8-K, dated November 8, 2010)

23.1	Consent of Berman & Co., P.A.*

23.2	Consent of Anslow & Jaclin LLP (included in Exhibit 5.1 filed herewith)*

*Filed herewith

Undertakings

The Registrant hereby undertakes the following:

(a)(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, but notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information of the plan of distribution.

For (2) determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial  bona fide  offering.

File a (3) post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification relative to alleged Securities Act violations (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, the Registrant will submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however,  that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Sturgis, State of South Dakota on February 4, 2011.

MONKEY ROCK GROUP, INC.

By	/s/ John Dent
John Dent
Chief Executive Officer and Chief Financial Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY OR ON BEHALF OF THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Signature	Title	Date

/s/ Matt Dent	Director	February 4, 2011
Matt Dent

/s/ John Dent	Chief Executive Officer, Chief Financial Officer, Chairman	February 4, 2011
John Dent